UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 13, 2015

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held at the Hyatt Regency Houston located at 1200 Louisiana Street, Houston, Texas on Wednesday, May 13, 2015, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect ten Directors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to approve the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan;

(4)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2015; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 17, 2015, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 17, 2015 (such as an account statement from your broker showing your stock ownership as of March 17, 2015). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 17, 2015, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 17, 2015.

Your vote is important. Please sign and return the enclosed proxy or voting instruction card in the enclosed envelope to enable your shares to be represented at the meeting. Alternatively, you may vote via telephone or the Internet as described in the enclosed proxy or voting instruction card. We encourage you to vote via telephone or the Internet to help us save postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports.

By Order of the Board of Directors,

Mark R. Shaw
Corporate Secretary

April 6, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2015

Southwest’s Proxy Statement for the 2015 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2014, are available at

http://southwest.investorroom.com/

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 13, 2015

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 13, 2015, at 10:00 a.m., Central Daylight Time, at the Hyatt Regency Houston located at 1200 Louisiana Street, Houston, Texas, or at such other time and place to which the meeting may be adjourned or postponed. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to Shareholders is April 6, 2015.

Annual Meeting Admission

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 17, 2015 (such as an account statement from your broker showing your stock ownership as of March 17, 2015). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 17, 2015, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 17, 2015.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting. Please note that attending the meeting without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet as described in the applicable instructions your broker has provided with these proxy materials. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 4 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the Shareholder of record of your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 17, 2015, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 669,974,804 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 4 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, or 3, and your vote will be counted as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, ten Directors are to be elected for one-year terms expiring in 2016. Gary C. Kelly, Ron Ricks, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	68
J. Veronica Biggins	2011	68
Douglas H. Brooks	2010	62
William H. Cunningham	2000	71
John G. Denison	2008	70
Gary C. Kelly	2004	59
Nancy B. Loeffler	2003	68
John T. Montford	2002	71
Thomas M. Nealon	2010	54
Daniel D. Villanueva	2008	77

*	As of February 28, 2015.

David W. Biegler has served as Chairman of Southcross Energy Partners GP, LLC (“Southcross GP”) since August 2011. Mr. Biegler served as Southcross GP’s Chief Executive Officer from August 2011 to December 2014 and as its President from October 2012 to March 2014. Southcross GP is the general partner of Southcross Energy Partners, L.P., a limited partnership that was formed to own, operate, develop, and acquire midstream energy assets. Since August 2014, Mr. Biegler has served as Chairman and Chief Executive Officer of Southcross Holdings LP, which is currently the sole owner of Southcross GP. From July 2009 to August 2014, Mr. Biegler served as Chairman and Chief Executive Officer of Southcross Energy LLC, formerly the sole owner of Southcross GP. From 2003 to 2012, Mr. Biegler served as Chairman and Chief Executive Officer of Estrella Energy LP, a former investor in Southcross Energy, LLC. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 12, 2011, to April 11, 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following companies that are or were publicly traded: Trinity Industries, Inc. (since 1992); Animal Health International, Inc. (2007-2011); and Dynegy Inc. (2003-2011). Mr. Biegler also serves as a Director for Austin Industries. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins is a Managing Partner in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. During the past five years, Ms. Biggins has served as a Director of the following companies that are or were publicly traded: Avnet, Inc. (since 1997); Zep, Inc. (2007-2012); and AirTran Holdings, Inc. (2001-2011). Ms. Biggins has also served on a number of non-profit boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise as well as knowledge of the airline industry through her experience as a Director of AirTran; (ii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly-traded companies; and (iii) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus in these areas.

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, from November 2004 to December 2013, as its Chief Executive Officer from January 2004 to January 2013, and as its President from January 1999 to January 2013. Mr. Brooks also served in other capacities for Brinker including as its Chief Operating Officer and as President of Chili’s Grill & Bar. During the past five years, Mr. Brooks has served as a Director of the following companies that are or were publicly traded:

Brinker International, Inc. (1999-2013); AutoZone, Inc. (since 2013); and ClubCorp Holdings, Inc. (since 2013). Mr. Brooks also serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company in connection with the Company’s international operations and its exploration of additional international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company with a focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, Dr. Cunningham has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., from 2007 to 2015); and LIN Media LLC, successor registrant to LIN TV Corp. (from 2009 to 2014). Dr. Cunningham is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and teaches corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable and current governance expertise to the Board, particularly in his roles as Presiding Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Chair of the Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s Executive Vice President and as its Chief Financial Officer from June 2001 to July 2004 and Vice President Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln

National Corporation (since November 2009). Mr. Kelly recently completed a two year term as Chairman of the Board of Directors for Airlines for America.

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 25 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Nancy B. Loeffler has served as a consultant for Frost Bank since July 2009 and as a member of the Frost Bank Advisory Board since October 2008. A long-time advocate of volunteerism, Ms. Loeffler currently serves on the boards of The Briscoe Western Art Museum and The National Cowgirl Museum. In addition, she serves on the Executive Committee of The San Antonio Stock Show and Rodeo, on the Executive Committee of The University of Texas System Chancellor’s Council, as a Board member of The Cancer Therapy and Research Center, and as Chair of the Advisory Board of the School of Nursing at The University of Texas Health Science Center of San Antonio. Ms. Loeffler is also a member of the prestigious Kripke Legend Award Selection Committee for Women in Cancer Research. She has served as Chair of The University of Texas MD Anderson Cancer Center Foundation, as well as on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford has been President and Chief Executive Officer of JTM Consulting, LLC, a state and federal governmental relations firm, since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and an elected District Attorney.

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Thomas M. Nealon served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 until December 2011. Mr. Nealon also served as J.C. Penney’s Executive Vice President & Chief Information Officer from September 2006 until August 2010. Prior to joining J.C. Penney, Mr. Nealon was a partner with The Feld Group, a provider of information technology consulting services, where he served in a consultant capacity as Senior Vice President & Chief Information Officer for the Company from 2001 to 2006. Mr. Nealon also served as Chief Information Officer for Frito-Lay, a division of PepsiCo, Inc., from 1996 to 2000, and in various software engineering, systems engineering, and management positions for Frito-Lay from 1983 to 1996. Mr. Nealon received the 2010 MIT Sloan School of Business Award for Innovation Leadership and was recognized by Information Week as a “Premiere 100 CIO” in 2006 and 2010. During the past five years, Mr. Nealon has served as a Director of one publicly traded company other than Southwest: Fossil, Inc. (since April 2012).

The Board has concluded that Mr. Nealon should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Nealon brings a technology dimension to the Board: in his roles with J.C. Penney, Mr. Nealon oversaw J.C. Penney’s Internet site, jcp.com, as well as other information technology, including the design and development of systems and infrastructure to support J.C. Penney’s strategic business objectives; (ii) Mr. Nealon’s technology expertise is particularly significant to the Company and the Board, particularly in his role as a member of the Company’s Audit Committee, because of the continually increasing importance of technology and security to the success of the Company’s strategic initiatives; and (iii) in his roles with J.C. Penney, Mr. Nealon was also responsible for corporate planning and strategy, which enables him to offer practical insight with respect to the Company’s strategic initiatives and long-term operating plans.

Daniel D. Villanueva has been a partner in Rustic Canyon/Fontis Partners, LP, a California-based private equity firm, since 2005 and has been President of The Villanueva Companies since 2012. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva also has over 25 years’ experience as a television executive, having served as Senior Vice President, Partner, and Director at Spanish International Communications Corp. and its successor company Univision Group over the period from 1964 to 1990. Mr. Villanueva has also developed and sold numerous broadcasting properties across the United States. Mr. Villanueva’s civic activities have included board memberships of the American Red Cross, the National Association of Broadcasters, National Junior Achievement, National YMCA, the National Hispanic Education Fund, the California Broadcasters Association, the California Economic Development Corporation, the Greater Los Angeles Chamber of Commerce, KCET Public Television, the United Way, Stanford Graduate School of Business, the Ventura County Community Foundation, and the Museum of Contemporary Art. Mr. Villanueva was also a Commissioner of the 1984 Summer Olympic Games in Los Angeles.

The Board has concluded that Mr. Villanueva should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Villanueva brings valuable entrepreneurial experience to the Board, particularly at a time at which the Company continues to execute many significant strategic initiatives; (ii) his expertise in the communications space is valuable to the Board as the Company addresses technological initiatives and challenges; (iii) his geographic presence on the West coast is valuable in connection with the Company’s significant operations in that area; and (iv) his strong commitment to civic service is relevant in connection with the Company’s similar commitment.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Board Self-Evaluation
• Board Meetings	• Ethics
• Director Responsibilities	• Director and Senior Management Compensation
• Independence of Directors	• Direct Stock Ownership
• Size of Board and Selection Process	• Access to Management
• Resignation Policy	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with Non-Management Directors	• Public Communications
• Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Executive Committees, are available on the Company’s website, www.southwest.com. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box  36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly-traded company.

Attendance at Meetings. The Board of Directors held six meetings during 2014 (some of which spanned two days). During 2014, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors attended the 2014 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, and each member is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent.

•

The Board meets, at a minimum, six times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to scheduled updates, the Board and its committees also request updates from management regarding matters deemed significant at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to appoint an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235.

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. The Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk. Further, the Audit Committee reviews with management cyber security and other risks relevant to the Company’s computerized information system controls and security.

The Safety and Compliance Oversight Committee. The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices both from management and from the Compensation Committee’s independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company to support its overall strategies and goals, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in awarding bonuses, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Compensation Committee believes that rewarding Employees based solely on a measure such as stock price appreciation could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Compensation Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents undue retention risks.

•

The Compensation Committee has historically exercised a certain amount of discretion in awarding bonuses, in part to minimize the risk-taking that can result from a strict application of performance-based awards.

•	Incentive compensation is used responsibly, with appropriate focus on both Company and individual performance to effectively balance risks and rewards.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
J. Veronica Biggins		X	X
Douglas H. Brooks			X	X
William H. Cunningham	X		Chair		X
John G. Denison	X			Chair	X
Gary C. Kelly					Chair
Nancy B. Loeffler		X	X
John T. Montford	Chair	X	X
Thomas M. Nealon	X			X
Daniel D. Villanueva		X		X

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) business risks related to cyber security. The Audit Committee held nine meetings during 2014. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that Messrs. Biegler, Cunningham, Denison, and Montford each satisfies the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an

“outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held six meetings during 2014 (one of which spanned two days).

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the Chief People Officer in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

Use of consultants. The Compensation Committee is directly responsible for the appointment, retention, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee in its sole discretion. During 2014, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation earned for 2014, the Compensation Committee based its decisions in part on market data provided by its consultant, as well as recommendations from the consultant with respect to form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2014, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. Based on this information, the Compensation Committee decided not to recommend any changes in non-Employee Director compensation for 2014.

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions and (ii) to assist it in carrying out a multi-year plan for achieving a balance between compensation that is adequate for retention purposes and compensation that is appropriately linked to performance. The multi-year plan, which was implemented in 2010, is discussed in more detail below under “Compensation of Executive Officers – Compensation Discussion and Analysis.” Although the Compensation Committee considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies or procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has

discussed the independent consultant’s letter, as well as the responses to applicable questions in the Company’s annual Director and Executive Officer Questionnaires, and concluded that the work of the independent consultant did not raise any conflict of interest.

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held four meetings during 2014.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee held six meetings during 2014.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held one meeting during 2014.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Nancy B. Loeffler, John T. Montford, Thomas M. Nealon, and Daniel D. Villanueva.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 17, 2015, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 669,974,804 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2015, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
PRIMECAP Management Company	78,042,174	(2)	11.6%
225 South Lake Avenue, #400 Pasadena, CA 91101

The Vanguard Group	37,997,611	(3)	5.6%
100 Vanguard Blvd. Malvern, PA 19355

FMR LLC	35,508,254	(4)	5.3%
245 Summer Street Boston, MA 02210

BlackRock, Inc.	34,599,782	(5)	5.1%
55 East 52nd Street New York, NY 10022

Vanguard Chester Funds – Vanguard Primecap Fund	34,559,300	(6)	5.1%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2015, which was 674,993,100.

(2)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2015, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 12,042,222 shares, sole dispositive power with respect to 78,042,174 shares, and no shared voting or dispositive power.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 11, 2015, by The Vanguard Group. The Vanguard Group reported sole voting power with respect to 984,543 shares, sole dispositive power with respect to 37,025,049 shares, no shared voting power, and shared dispositive power with respect to 972,562 shares.

(4)	Information is based on a Schedule 13G filed with the SEC on February 13, 2015, by FMR LLC. FMR LLC reported sole voting power with respect to 2,685,049 shares, sole dispositive power with respect to 35,508,254 shares, and no shared voting or dispositive power. In addition, Edward C. Johnson 3d, as a Director and Chairman of FMR LLC, and Abigail P. Johnson, as a Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, each reported sole dispositive power with respect to 35,508,254 shares, no shared dispositive power, and no sole or shared voting power.

(5)	Information is based on a Schedule 13G filed with the SEC on February 6, 2015, by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 30,382,466 shares, sole dispositive power with respect to 34,599,782 shares, and no shared voting or dispositive power.

(6)	Information is based on a Schedule 13G filed with the SEC on February 6, 2015, by Vanguard Chester Funds – Vanguard Primecap Fund. Vanguard Chester Funds – Vanguard Primecap Fund reported sole voting power with respect to 34,559,300 shares, no shared voting power, and no sole or shared dispositive power.

Security Ownership of Management

The following table sets forth, as of February 28, 2015, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	45,165	*
J. Veronica Biggins(4)	27,989	*
Douglas H. Brooks(5)	47,458	*
William H. Cunningham	45,458	*
John G. Denison(6)	38,958	*
Gary C. Kelly(7)	500,000	*
Nancy B. Loeffler	27,416	*
John T. Montford	24,422	*
Thomas M. Nealon	23,793	*
Daniel D. Villanueva	27,458	*
Tammy Romo(8)	43,073	*
Ron Ricks	43,691	*
Michael G. Van de Ven(9)	30,072	*
Robert E. Jordan(10)	24,858	*
Current Executive Officers and Directors as a Group (15 persons)(11)	1,012,268	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 28, 2015, whether or not such options were in-the-money.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 8,000 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options.

(4)	Includes 32 shares held by Ms. Biggins’ spouse.

(5)	Includes 10,000 shares that Mr. Brooks had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 10,000 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 100,000 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 3,294 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting.

(9)	Includes 677 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 593 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 9,583 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(11)	In addition to the amounts disclosed in footnotes (3) through (10), includes 4,620 shares that the Company’s only other current executive officer had the right to acquire within 60 days pursuant to stock options.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer, its Chief Financial Officer, and its three other most highly compensated executive officers who were serving as such at the end of fiscal 2014. For 2014, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board, President, & Chief Executive Officer; (ii) Tammy Romo, Senior Vice President Finance & Chief Financial Officer; (iii) Ron Ricks, Executive Vice President & Chief Legal & Regulatory Officer; (iv) Michael G. Van de Ven, Executive Vice President & Chief Operating Officer; and (v) Robert E. Jordan, Executive Vice President & Chief Commercial Officer. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

Executive Summary

Set forth below is a summary of (i) the Company’s key accomplishments for 2014; (ii) the Company’s overall compensation objectives; (iii) the Committee’s consideration of the Company’s 2014 say-on-pay vote; (iv) the Committee’s overall approach to executive compensation; and (v) the Committee’s executive compensation decisions for 2014.

Company Performance

The Committee’s compensation decisions for 2014 reflect the Company’s strong performance in multiple financial and operational areas. The year 2014 marked the Company’s 42nd consecutive year of profitability, an accomplishment unmatched in the U.S. airline industry. Specific 2014 achievements included the following, among others:

Financial and Strategic Accomplishments

•	The Company set the following full year records:

•	Net income: $1.1 billion, or $1.64 per diluted share

•	Net income, excluding special items*: $1.4 billion, or $2.01 per diluted share

•	Total operating revenues: $18.6 billion

•	Operating income: $2.2 billion

•	Operating income, excluding special items*: $2.4 billion

•	Unit revenues (Operating revenues per available seat mile): 14.20 cents

•	Passenger unit revenues (Passenger revenues per available seat mile): 13.48 cents

•	Passenger revenue yield per revenue passenger mile: 16.34 cents

•	Load factor (revenue passenger miles divided by available seat miles): 82.5 percent

•	Revenue passenger miles: 108 billion

•	The Company achieved a Return on invested capital, before taxes and excluding special items* (“ROIC”) of 21.2 percent, exceeding the Company’s 15 percent target.

•

The Company returned approximately $1.1 billion to its Shareholders through payment of approximately $139 million in dividends and the repurchase of approximately 33 million shares of common stock for approximately $955 million.

•	The Company was recognized as the top 2014 stock price performer of the S&P 500 with a 125 percent increase in 2014.

•	The Company ended 2014 with $3.0 billion of cash and short-term investments.

•	Net cash provided by operations for 2014 was $2.90 billion, and the Company generated approximately $1.1 billion in free cash flow* in 2014.

•	The Company repaid $261 million of long-term debt and capital lease obligations, net of a new issuance of long-term debt during 2014.

•

Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2014, adjusted for stage length, Southwest had lower unit costs, on average, than the vast majority of major domestic carriers.

•

The Company completed the integration of AirTran’s network and Employees into Southwest, achieving net pre-tax synergies of approximately $500 million in 2014 (excluding acquisition and integration expenses).

•

Moody’s upgraded the Company’s senior unsecured debt rating to “Baa2” from “Baa3” and Standard and Poor’s raised the Company’s credit rating to “BBB” from “BBB-”. The Company remained the only investment grade-rated U.S. airline by all three credit rating agencies.

•

The Company completed the transition of all 88 of AirTran’s 717-200 aircraft out of active service as part the Company’s agreement to lease or sublease the aircraft to Delta Air Lines over a multi-year period. The Company delivered 39 of the aircraft to Delta, for a total of 52 delivered as of December 31, 2014. Replacement of the Boeing 717 aircraft capacity with Boeing 737 capacity provides revenue opportunities with more seats per aircraft, while costing approximately the same amount to fly on a per-trip basis as the larger Boeing 737 aircraft.

•	The Company converted 30 AirTran Boeing 737-700s to Southwest, bringing the cumulative AirTran 737-700 conversions to 47 as of December 31, 2014.

•

The results of the Company’s Rapid Rewards® frequent flyer program continued to exceed the Company’s expectations with respect to the number of new frequent flyer members, the amount spent per member on airfare, the number of flights taken by members, the number of Southwest’s co-branded Chase® Visa credit card holders added, the number of points sold to business partners, and the number of frequent flyer points purchased by program members.

•	The Company was recognized by Barron’s as one of America’s Top 500 companies.

Operational Accomplishments

•	Southwest received the Air Transport World 2015 Airline of the Year Award (for 2014).

•

Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2014, Southwest was the largest domestic air carrier in the United States, as measured by the number of domestic originating passengers boarded.

•	The Company deployed an international reservation system and launched international service on Southwest Airlines to seven destinations in five countries.

•

At Washington Reagan National Airport, the Company acquired an additional 54 takeoff and landing slots (for 27 additional daily roundtrip flights), increasing Southwest Airlines’ service at Reagan from 17 daily departures to 44 daily departures. At New York LaGuardia Airport, the Company acquired an additional twelve slots (for six additional daily roundtrip flights) increasing the Company’s service at LaGuardia from 27 daily departures to 33 daily departures.

•	At Dallas Love Field, Southwest Airlines began serving 15 new non-stop destinations, which was made possible by the repeal of certain federal flight restrictions at Dallas Love Field in October 2014.

•	Southwest was recognized by Corporate Responsibility Magazine on its worldwide 100 Best Corporate Citizens List for leadership in commitment to transparency and responsible business practices related to environment, climate change, Employee relations, human rights, governance, finance, and philanthropy.

Customer Service Accomplishments

•	For the fifth consecutive year, Southwest was named Domestic Carrier of the Year by the Airforwarders Association.

•	Southwest was named Best Low Cost Carrier in North America from Premier Traveler-Best of 2014.

•	Southwest was recognized as one of the top airline frequent flyer programs in U.S. News & World Report’s 2014 ranking of the Best Airline Rewards Programs.

•	The Company was named to FORTUNE’s 2014 list of World’s Most Admired Companies for the 20th consecutive year.

•	For the 18th consecutive year, Southwest Airlines Cargo received the Quest for Quality Award by Logistics Management Magazine.

•	Southwest was recognized among the top airline scores for overall customer satisfaction in the airline industry in the J.D. Power 2014 North America Airline Satisfaction StudySM.

Accomplishments as an Employer

•	The Company achieved its 42nd consecutive year of profitability without ever having furloughed an Employee.

•	The Company completed the conversion of AirTran Employees to Southwest Employees.

•	The Company was recognized as the 15th best place to work by the Glassdoor.com Employees’ Choice Awards.

•	The Company was recognized as one of the Top 100 Military Friendly Employers® by Victory Media, publisher of G.I. Jobs and Military Spouse.

•	The Company was recognized by Forbes as one of the ten best travel companies to work for.

•	The Company was recognized by Chief Executive Magazine as one of the best companies for leaders.

*	Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

Company-Wide Compensation Objectives

The overall objective of the Company’s compensation program is to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s overarching objective of attaining sustainable profits and preserving job security.

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements also factor significantly into Company-wide compensation decisions, including executive compensation decisions. The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation for contract Employees are generally determined pursuant to the terms of their collective bargaining agreements.

Compensation Committee’s Consideration of 2014 Say-on-Pay Vote

At its 2014 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted over 95 percent of the shares voted either for or against the proposal. The

Committee interpreted the results of the Company’s 2014 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii) the Committee’s justifications for its individual executive compensation decisions. The Committee continually considers current governance trends and investor governance policies as part of its compensation deliberations. Therefore, in May 2014, the Committee for the first time granted performance-based restricted stock units (“RSUs”) to reinforce its commitment to enhancing the performance-based aspect of the Company’s executive compensation program.

Compensation Approach

In approaching executive compensation decisions, the Committee seeks to provide a balance between (i) compensation that is adequate for retention purposes and (ii) compensation that is appropriately linked to performance. The Company’s executive pay structure for 2014 reflects the culmination of a five-year plan designed by the Committee and its independent compensation consultant to accomplish this balance.

Retention. The Committee believes that, to be competitive and retentive, executive compensation should be within a reasonable range (plus or minus 15 percent) of median compensation based on available market data both within and outside of the airline industry. The Committee’s multi-year plan was designed to address retention concerns by gradually increasing total compensation for the named executive officers to fall within this range.

For purposes of this Compensation Discussion and Analysis, references to the adequacy, retention value, appropriateness, competitiveness, and acceptability of compensation (and similar references), as well as comparisons to market, should be interpreted in the context of this Committee objective. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

Pay for Performance. The Committee’s multi-year plan was also designed to increasingly link a higher percentage of total compensation to performance through short-term (annual bonus) and long-term (equity) incentives. To accomplish this, throughout the course of the multi-year plan, the Committee gradually increased this performance-based compensation, or “pay-at-risk,” as a percentage of total compensation.

2014 Overall Compensation Structure. As a result of the Committee’s multi-year plan, in addition to base salary, the named executive officers’ 2014 compensation opportunities included the following:

•	discretionary bonus opportunities to reward the named executive officers based on subjective determinations regarding individual performance;

•

performance-based incentive opportunities, including bonus opportunities to reward the named executive officers based on the Company’s annual performance and grants of performance-based RSUs to reward the named executive officers based on the Company’s ROIC performance over a multi-year period; and

•	service-based, time-vesting grants of RSUs to serve as retention vehicles and reward the executive officers for stock price performance over multiple years.

The charts on the following page illustrate the progress the Committee has made as a result of its multi-year plan, which began in 2010 (amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC).

Name	Year
	2009(1)	2014
Gary Kelly

Tammy Romo

Ron Ricks

Michael G. Van de Ven

Robert E. Jordan
(1)	The year 2009 was the year prior to the Committee’s commencement of its multi-year plan.

Summary of 2014 Executive Compensation

2014 Base Pay. For 2014, the Committee approved a base pay increase for just two of the named executive officers, Mr. Ricks and Ms. Romo. These increases were intended to improve alignment of these individual’s base pay relative to the market data provided by the Committee’s independent consultant. In addition, these increases were designed to address internal equity, taking into account input from the Chief Executive Officer with respect to Mr. Ricks’ and Ms. Romo’s relative roles, responsibilities, and level of accountability within the Company. Although Mr. Kelly’s base pay continued to be significantly below market, for the third year in a row, Mr. Kelly proactively requested that the Committee not increase his base pay. Additional information regarding 2014 base pay is provided below under “Determination of 2014 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2014 Short-Term Incentive Compensation. For 2014, each of the named executive officers received a performance-based short-term incentive award that was based on the Company’s performance relative to multiple performance metrics set forth in the Company’s “Management Incentive Scorecard.” These amounts are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Each of the named executive officers also received a subjectively-determined discretionary bonus. These amounts are disclosed in the Bonus column of the Summary Compensation Table. For purposes of this Compensation Discussion and Analysis, “short-term incentive compensation” is used to describe the amounts disclosed in both columns.

Of each of the named executive officer’s total short-term incentive compensation opportunity, 80 percent was performance-based and 20 percent was discretionary. Additional detail regarding 2014 short-term incentive compensation is included below under “Determination of 2014 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.”

2014 Long-Term Incentive Compensation. For 2014, each of the named executive officers received a grant of service-based, time-vesting RSUs, the value of which was flat with the value of their 2013 RSU grants. In addition, the Committee granted performance-based RSUs to each of the named executive officers to reinforce the Committee’s commitment to enhancing the performance-based aspect of the Company’s executive compensation program. The related number of shares that may be received by the named executive officers will be dependent upon the Company’s three-year average ROIC performance for the period from January 1, 2014, to December 31, 2016.

Additional detail regarding the 2014 equity grants is included below under “Determination of 2014 Executive Compensation; Analysis of Individual Compensation Elements – Equity.”

Role of Independent Compensation Consultant; Benchmarking; Market Data

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. With respect to 2014, the data provided by the consultant included reviews of the named executive officers’ base salary, annual bonus/short-term incentive compensation, total cash compensation (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation (equity), and total direct compensation (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

Market Data	2014 Base Pay; Short-Term Incentive Targets for 2014; and Long-Term Incentive Compensation Granted in May 2014
General Industry – Comparable Companies	Towers Watson 2013 General Industry Executive Compensation Database.
From this database, the compensation consultant identified 43 companies that were considered to be representative of consumer-oriented businesses. (1)
General Industry – Total Sample	Towers Watson 2013 General Industry Executive Compensation Database (443 Companies).
Airline Industry

2013 Proxy Statements of Alaska Air Group Inc., Delta Air Lines, Inc., JetBlue Airways Corporation, United Continental Holdings, Inc., and US Airways Group; Form 10-K/A of AMR Corporation for fiscal 2012.

(1)	Where possible, the data was adjusted by the independent consultant to take into account differences in company size.

In referencing market data, the Committee did not directly target any individual named executive officer’s compensation against the market data because the data (i) was not necessarily comprehensive and (ii) did not always include exact matches to the Company’s executive positions (which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in the surveys). Instead, the data provided context for the Committee’s judgment as to what would be appropriate pay. In addition, because of the limited amount of airline industry data, the Committee also believed it was important to acknowledge the broader compensation data provided by general industry surveys, which also served as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

Internal Equity; Role of Management

In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of compensation and internal equity. The Committee considers internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

At the Committee’s request:

•

the Company’s Chief Executive Officer and Chief People Officer (i) provide regular input regarding overall compensation designs and recommendations presented to the Committee and (ii) review with the Committee the relative roles and responsibilities of the Company’s other executive officers;

•

the Chief Executive Officer reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to their compensation generally and their compensation relative to each other; and

•

the Chief People Officer works with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to the Chief Executive Officer’s compensation.

The input from the Chief Executive Officer and the Chief People Officer not only assists the Committee with its compensation determinations, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of the Chief Executive Officer’s recommendations, the Committee gives considerable weight to any such recommendations because of the Chief Executive Officer’s ability to directly observe, on a day-to-day basis, each officer’s contributions and performance. In addition, the Chief Executive Officer regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

Determination of 2014 Executive Compensation; Analysis of Individual Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid or to be paid to each of the named executive officers for 2014; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Salary

Objective of Base Pay. The Company’s objective with respect to base pay is to provide a reasonable (around the mid-range of market), as opposed to highly competitive, base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2014 Base Pay; Individual Base Pay Determinations for the Named Executive Officers and Pay Relative to Each Other. As discussed above, taking into account market data, internal equity, and Mr. Kelly’s request not to receive an increase in base pay, Mr. Ricks and Ms. Romo were the only named executive officers to receive an increase in base pay for 2014. The Committee’s decision to keep the base pay of the two other named executive officers flat compared to their 2013 base pay reflected the Committee’s continued commitment to placing a greater emphasis on performance-based (pay-at-risk) elements of total compensation, as opposed to guaranteed pay.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentive compensation opportunities are necessary to attract and retain Employees at the manager level and above, in particular at the officer level, given the prevalence of performance-based compensation arrangements in the market in which the Company competes for executive talent. Short-term incentive compensation opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall annual performance.

Approach to 2014 Short-Term Incentive Compensation.

General. The Committee believes the incentive compensation awards to the named executive officers for 2014 were justified based solely on the extensive accomplishments discussed above under “Executive Summary.” Nevertheless, the Committee has adopted a more structured approach to the named executive officers’ short-term incentive opportunities by providing most of their opportunities pursuant to Company’s Senior Executive Short Term Incentive Plan (the “Incentive Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee.

For 2014, (i) 80 percent of each named executive officer’s short-term incentive compensation opportunity was pursuant to the Incentive Plan and was therefore dependent on Company performance relative to pre-established metrics; and (ii) 20 percent was based on the Committee’s subjective and discretionary determinations regarding the named executive officers’ individual contributions to Company performance. Poor individual performance could negate any compensation that might otherwise have been earned under the Incentive Plan based on Company performance. Each of the named executive officers was presented with a target bonus opportunity (applicable to both the Incentive Plan opportunity and the discretionary bonus opportunity) equal to a percent of the officer’s base salary in accordance with the table below. These target bonus opportunities were established based on the respective levels of responsibilities of the named executive officers.

Target Bonus Opportunity (Percentage of Base Salary)
Chief Executive Officer	150%
Executive Vice Presidents	120%
Senior Vice President	100%

The total bonus payout for each named executive officer could range between zero and 150 percent of the named executive officer’s target bonus opportunity depending on performance (both Company and individual).

Short-Term Incentive Compensation Opportunities under the Incentive Plan. Pursuant to the Incentive Plan, the Committee established 2014 performance metrics and targets that were based on the Company’s 2014 Management Incentive Scorecard. The Scorecard included eleven specific metrics within four general Scorecard standards. The general Scorecard standards, each of which were weighted, reflected (i) the Company’s publicly-stated vision to become the world’s most loved, most flown, and most profitable airline; and (ii) the Company’s related key strategic initiatives.

The specific metrics, targets, and weightings established with respect to the 2014 Scorecard, as well as the actual results and payout percentages with respect to 2014, are set forth below.

Scorecard Standards
Strategic Initiatives (25.00%)	Metric Weight	Target Range (Subjective: 0-150%)					Component Payout Percentage

AirTran Integration	5.00%	Initiative Performing Better Than Target					150%

International	5.00%	Initiative Performing Better Than Target					150%

The 737-800s	5.00%	Initiative Performing Better Than Target					150%

Fleet Modernization	5.00%	Initiative Performing Better Than Target					150%

New Reservation System	5.00%	Initiative Performing Better Than Target					150%
Most Loved (16.66%)	Metric Weight	Target Range					Result	Component Payout Percentage
		0% Threshold	50% Award	75% Award	100% Target	150% Max
Net Promoter Score (1)	8.33%	57.0%	62.0%	63.5%	65.0%	67.0%	58.1%	11.1%
Surveyed Employees Satisfied with Job (2)	8.33%	77.0%	80.0%	84.0%	86.0%	89.0%	80.0%	50.0%
Most Flown (8.33%)
Ontime Performance (3)	8.33%	71.0%	77.0%	78.5%	80.0%	83.0%	73.0%	16.5%
Most Profitable (50.00%)
Total Operating Revenue ($ billions)	16.66%	17.505	17.699	17.894	18.088	18.477	18.605	150.0%
Cost per available seat mile, excluding fuel and profitsharing (Non-GAAP) (Cents) (4)	16.66%	8.30	8.18	8.16	8.10	7.99	8.09	106.5%

15% ROIC (5)	16.66%	12.0%	13.0%	14.0%	15.0%	17.5%	21.2%	150.0%
		Total Payout for Company Performance						111.7%

(1)	(Total Promoters-Total Detractors)/Total Survey Participants.
(2)	Total Voluntary Terminations/Total Number of Employees Available for Termination.
(3)	Number of scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total scheduled flights.
(4)	Calculated as operating expenses (excluding fuel and oil expense, profitsharing expense, and special items*), divided by available seat miles of 131 billion, which is the average cost to fly an aircraft seat (empty or full) one mile.
(5)	ROIC is measured before taxes and excludes special items*.

*Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

The Committee believes the Scorecard provided appropriate metrics and targets for use under its Incentive Plan because (i) there is a strong correlation between the Scorecard and the manner in which the

Company manages and measures its own performance generally (i.e., the goals are highly relevant to the Company, its Shareholders, its Customers, and its Employees); (ii) the Scorecard has been in existence and communicated in varying forms since the end of 2004 and therefore incorporates standards with which Employees were already familiar and to which Employees were likely to respond; (iii) the Scorecard provides visibility to the Committee regarding what management communicates to its Employees as important; (iv) the Scorecard enables the Committee to take into account the Chief Executive Officer’s specific views regarding the areas within the Scorecard that require the most focus; (v) the Scorecard creates a multi-dimensional mechanism to determine overall bonus funding based on Company performance, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures; (vi) the use of a multi-dimensional guide for bonuses mitigates the risk that can be created when financial results are the only drivers of incentive payments; and (vii) individualized objectives can be customized based on applicable goals within the Scorecard.

Individual Bonus Determinations for the Named Executive Officers and Pay Relative to Each Other; Use of Discretion. The Committee approved individual named executive officer discretionary bonus amounts based on (i) the named executive officers’ individual contributions to the Company’s performance (including their performance relative to the factors covered by the Scorecard and the factors discussed below); (ii) the nature and extent of the Company’s accomplishments; (iii) input from the Chief Executive Officer with respect to the other named executive officers; (iv) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (v) other factors the Committee deemed significant.

The Committee believed, and continues to believe, that it is appropriate and in the best interests of the Company for the Committee to ultimately retain some discretion to use its common sense in determining a portion of the named executive officers’ short-term incentive compensation based on a subjective view of individual performance. The Committee believes that retaining this discretion provides the Company and/or the Committee with the flexibility to:

•	consider a variety of factors in assessing individual contributions depending on the nature of an individual’s roles and responsibilities within the Company;

•

adjust individual goals and payouts in response to unexpected events or changes in the industry and related changes in business strategies, thereby minimizing the risk that individuals will continue to focus on areas that become less relevant just to achieve a bonus payout;

•

reward individuals for the Company’s superior operational and financial performance relative to its peers during periods when the Company and its peers must react to adverse events that are out of the Company’s control (e.g., fuel costs, economic fluctuations, competitor actions, weather events, terrorist threats, and other events that can influence the Company’s business plan and strategies); and

•	re-focus Employee energy when an unanticipated opportunity arises that could lead to long-term benefits and reward related individual contributions (e.g., the Company’s acquisition of AirTran).

In determining the size of the named executive officers’ discretionary bonuses, the Committee took into account the factors discussed below for each named executive officer. In determining the size of these bonuses relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results. Key factors considered by the Committee in determining the bonus amounts for the Chief Executive Officer and the other named executive officers are discussed below.

Chief Executive Officer. In assessing the Chief Executive Officer’s individual performance, the Committee specifically rewarded Mr. Kelly for his strategic vision and leadership with respect to all of the Company’s 2014 achievements, in particular the following: (i) the Company’s multiple record financial results; (ii) the Company’s historic high stock price; and (iii) the Company’s success with its strategic initiatives. In addition, the Committee recognized Mr. Kelly’s continued development of a strong leadership team and his effective communication skills, both internal and external.

Other Named Executive Officers. In assessing the individual performance of the other named executive officers, the Committee relied heavily on the Chief Executive Officer’s and Chief People Officer’s input regarding the relative roles, scope of responsibilities, and performance of each of these officers with respect to the Company’s 2014 results, as well as their respective contributions to the Company’s ongoing initiatives. Specifically, the following contributions of the other named executive officers were key to the Company’s achievements:

•

the contributions of Mr. Van de Ven and his team with respect to the Company’s successful fleet management and fleet modernization initiatives (e.g., the incorporation of the Boeing 737-800 into the Company’s fleet; the completion of the Company’s transition of AirTran 717-200 aircraft to Delta; and the conversion of AirTran Boeing 737-700 aircraft to Southwest);

•	the contributions of Mr. Van de Ven and his team with respect to Southwest’s commencement of international operations;

•	the contributions of Mr. Jordan and his team with respect to the Company’s revenue results and to the success of the Company’s Rapid Rewards frequent flyer program;

•	the contributions of Mr. Jordan as President of AirTran and the Company’s successful integration of AirTran;

•

the contributions of Mr. Ricks and his team with respect to governmental and airport affairs (e.g., the Company’s acquisition of additional slots at New York LaGuardia Airport and Washington Reagan National Airport; its progress with multiple airport modernization projects, including the substantial completion of the Love Field Modernization Program; and Mr. Ricks’ community outreach efforts and the Company’s related relationships with the communities the Company serves and with governmental leaders); and

•

the contributions of Ms. Romo and her teams with respect to the Company’s financial results (e.g., her leadership of the Company’s Strategic Planning and Financial Planning and Analysis functions and the contributions of such functions to the Company’s success with its strategic initiatives).

Equity

Objectives of Equity Compensation. Equity awards are used by the Company (i) to attract and retain Employees; (ii) as an incentive and reward for achievement of the Company’s long-term objectives; (iii) to further align the interests of the Company’s Employees with those of its Shareholders; and (iv) to serve as a performance-based method to bring executive compensation closer to market median.

Because the Company is subject to limitations on the number of shares it may issue pursuant to awards under equity plans, during 2014, equity was granted at the senior management level and to members of the Board of Directors. The Committee, with the input of its independent consultant, has concluded that senior management positions are currently the positions with respect to which equity can most effectively serve as an attraction and retention mechanism. In addition, equity serves as a mechanism to further align senior management’s compensation with the Company’s overall business results. With respect to other Employees, the Company places more emphasis on cash compensation.

Approach to Equity Compensation. The Committee applies its judgment in determining the size of long-term incentive (equity) awards, which involves informing itself of practices and levels of equity pay in the market for a given position. The Committee also takes into consideration internal equity, prior year awards, total direct compensation for each individual, the Company’s performance relative to enhancing Shareholder value, and an individual’s specific performance in determining where equity pay should fall within the range of the market data the Committee reviews.

Introduction of Performance-Based RSUs. During 2014, the Committee enhanced the design of the Company’s long-term incentive awards through the addition of performance-based RSUs that are settleable in shares of common stock. As shown in the Grants of Plan-Based Awards in Fiscal 2014 table, during 2014, each of the named executive officers received an award of performance-based RSUs, the ultimate value of which will be based on the Company’s average ROIC over a three-year period. The number of performance-based RSUs and the number of shares of the Company’s common stock to be issued, if any, as of the vesting date will be based on the achievement of the targets below. In addition, the percentage of performance-based RSUs that will vest will be interpolated between the targets below only after a minimum performance level has been achieved.

Performance Period	Vesting Date	ROIC in Performance Period(1)	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
January 1, 2014 through December 31, 2016	May 14, 2017(2)	12.0% or less	Grant Amount x 0%
		15.0%	Grant Amount x 100%
		20.0% or greater	Grant Amount x 200%

(1)	See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.
(2)	Vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. During 2014, Mr. Kelly received a time-vesting RSU award, the value of which was flat with the value of his 2013 and 2012 RSU awards. In determining an appropriate aggregate value for Mr. Kelly’s long-term incentive awards (time-vesting and performance-based), the Committee referenced market data as a guide for determining an appropriate market range to consider. Based on the market data, the Committee believed an aggregate long-term incentive award value of up to 700 percent of Mr. Kelly’s base pay could have been appropriate, in particular because of his low base pay relative to market; however, because the long-term incentive ranges presented by the market data were wide, the Committee chose to grant an aggregate award equal to only approximately 444 percent of Mr. Kelly’s base pay. This resulted in an increase in Mr. Kelly’s aggregate long-term incentive award of approximately one-third compared to 2013, all of which was in the form of performance-based equity compensation.

Other Named Executive Officers. During 2014, Messrs. Ricks, Van de Ven, and Jordan received time-vested RSU awards, the value of which were flat with the value of their 2013 and 2012 RSU awards. In addition, their time-vested awards for 2014 were of equal value to each other. Ms. Romo also received a time-vested award, the value of which was flat with the value of her 2013 RSU award. As with the Chief Executive Officer’s grants, the Committee referenced market data as a guide for determining an appropriate market range to consider with respect to these individuals’ aggregate long-term incentive awards. The Committee also considered their respective roles and responsibilities and related internal equity considerations.

Timing of Grants; Accounting and Tax Considerations. In recent years, the Committee has awarded regular discretionary Employee equity grants in May of each year. This timing was originally established when the Committee was granting stock options. The Committee chose the timing to coincide with a time at which the stock option exercise prices would be established when the Company typically was not in possession of material non-public information. Beginning with 2015, the Committee has decided to move the timing of its RSU grants to the first quarter of the year to enable the Company to avoid negative tax consequences under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 162(m) generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation deemed to be received upon vesting of RSUs. Section 162(m) provides an exception to such limitation for certain performance-based compensation (the “162(m) Exception”).

The Company’s equity awards are granted pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan, which has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

As discussed above, in connection with the Committee’s efforts to increase the performance-based component of the named executive officers’ overall compensation, during 2014, the Committee began granting performance-based RSUs; however, under Section 162(m), grants of performance-based RSUs cannot satisfy the 162(m) Exception unless they are granted within 90 days of the beginning of the applicable performance period. As a result, the Committee has decided to move the timing of RSU grants to the first quarter of the year.

Overall, the Committee seeks to balance its objective of providing an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m).

The Company and the Committee have also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Committee decisions with respect to the Company’s change-in-control agreements and nonqualified deferred compensation arrangements.

Qualified Retirement Benefits

Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. Southwest’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component of compensation for the Company’s Employees at all levels. The numbers for 2014 in the “All Other Compensation” column of the Summary Compensation Table reflect fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table. For 2014, AirTran Employees and former Employees continued to participate in the AirTran Airways, Inc. 401(k) Plan, AirTran Airways Pilot Retirement Savings and Investment Plan, and AirTran Airways Technical Operations Retirement Savings Plan, as applicable.

The Committee did not consider the value of its retirement plans when establishing other compensation elements and amounts for the named executive officers in 2014 because of the broad-based nature of these benefits and the relatively small portion of total executive compensation represented by them.

Deferred Compensation

Southwest offers nonqualified deferred compensation arrangements to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive would have otherwise been entitled to receive pursuant to the terms of the excess benefit plan. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess plan. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2014.”

During 2014, based on the Committee’s recommendation, the Board adopted the 2015 Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “2015 Plan”). Pursuant to such plan, members of the Company’s Senior Management Committee who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, prior to each plan year, irrevocably elect to defer a portion of their compensation otherwise payable to them with respect to such plan year; provided that they have also irrevocably elected to contribute to the Company’s 401(k) plan the lesser of (i) the maximum elective deferral permitted by the Internal Revenue Code or (ii) the maximum elective contributions permitted under the terms of the 401(k) plan with respect to such plan year. In addition, pursuant to the 2015 Plan, non-Employee members of the Board may, prior to each plan year, irrevocably elect to contribute a portion of their annual cash retainer fees otherwise payable to them with respect to such plan year. Deferrals were only permitted beginning with the 2015 plan year. Therefore, the 2014 compensation tables do not include any disclosures with respect to the 2015 Plan.

Southwest also maintains two nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified plans, but that exceed the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at ten percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2014.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the Chief Executive Officer and the other named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. In addition, the Company’s equity plans provide for acceleration of any unvested stock options (but not RSUs) at the time of a change-in-control. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines and (through 2014) AirTran Airways on a standby basis, and the Company’s officers, including the named executive officers, and their spouses and dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2014, the Company’s officers were entitled, at their election, to an annual deposit of 200,000 Rapid Rewards points to their Rapid Rewards account. During 2014, the Company’s officers were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan.

The Committee believes the differences in the rights of the Company’s officers compared to the rights of other Employees are justified based on the additional time, responsibilities, and accountability associated with the officer positions. In addition, the difference reflects a cost/benefit analysis associated with whether or not to provide officer level flight privileges to all Employees. The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

Significant Corporate Governance and Compensation Policies and Practices

Clawback Policy

The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines

The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested RSUs, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging; and (ii) other charges the Company believes are not indicative of its ongoing operational performance.

As a result, the Company also provides financial information in this Compensation Discussion and Analysis that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company’s non-GAAP financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts—all reflected in the period of settlement. Thus, fuel and oil expense on a non-GAAP basis reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected for both GAAP and non-GAAP purposes in the period of contract settlement. The Company believes these non-GAAP results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess the Company’s operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

In addition to the non-GAAP financial measures discussed above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company’s acquisition and integration of AirTran and collective bargaining contract ratification bonuses. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company’s acquisition of AirTran, which closed on May 2, 2011, the Company has incurred substantial charges associated with integration of the two companies. Given that the AirTran integration process had been effectively completed as of December 31, 2014, the Company does not anticipate significant future integration expenditure requirements. However, to the extent the Company does incur integration charges in future periods, it does expect to treat the charges as special items in its future presentation of non-GAAP results.

The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures, as measures considered by the Committee as part of its short-term incentive compensation decisions. The Company believes free cash flow is a meaningful measure because it demonstrates the Company’s ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2014, the Company generated $1.10 billion in free cash flow, calculated as operating cash flows of $2.90 billion less capital expenditures of $1.75 billion less assets constructed for others of $80 million plus reimbursements for assets constructed for others of $27 million. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables.

Reconciliation of Reported Amounts to non-GAAP Financial Measures (unaudited) (in millions, except per share amounts)

Year Ended December 31, 2014
Total operating expenses, as reported	$16,380
Deduct: Fuel and oil expense	(5,293)
Deduct: Acquisition and integration costs	(126)
Deduct: Labor ratification bonus	(9)

Total operating expenses, non-GAAP excluding fuel	$10,952
Deduct: Profitsharing expense	(355)

Operating expense, non-GAAP excluding Profitsharing and fuel	$10,597

Operating income, as reported	$2,225
Add: Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	4
Add: Contracts settling in the current period, but for which gains have been recognized in a prior period (a)	24
Add: Acquisition and integration costs	126
Add: Labor ratification bonus	9

Operating income, non-GAAP	$2,388

Net income, as reported	$1,136
Add: Mark-to-market impact from fuel contracts settling in future periods	251
Add: Ineffectiveness from fuel hedges settling in future periods	5
Add: Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	24
Deduct: Income tax impact of fuel contracts	(104)
Add: Acquisition and integration costs (b)	79
Add: Labor ratification bonus (b)	6

Net income, non-GAAP	$1,397

Net income per share, diluted, as reported	$1.64
Add: Net impact to net income above from fuel contracts divided by dilutive shares (b)	0.25
Add: Impact of special items (b)	0.12

Net income per share, diluted, non-GAAP	$2.01

(a)	As a result of prior hedge ineffectiveness and/or contracts marked to market through the income statement.

(b)	Amounts net of tax.

Return on Invested Capital (in millions) (unaudited)

Year Ended December 31, 2014
Operating Income, as reported	$2,225
Add: Net impact from fuel contracts	28
Add: Acquisition and integration costs	126
Add: Labor ratification bonus	9

Operating Income, non-GAAP	$2,388
Net adjustment for aircraft leases (1)	133
Adjustment for fuel hedge premium expense	(62)

Adjusted Operating Income, non-GAAP	$2,459

Average invested capital (2)	$11,470
Equity adjustment for hedge accounting	104

Adjusted average invested capital	$11,574

Return on Invested Capital, pre-tax	21.2%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).

(2) Average invested capital is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair

J. Veronica Biggins

Nancy B. Loeffler

John T. Montford

Daniel D. Villanueva

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Gary C. Kelly Chairman of the Board, President, & Chief Executive Officer	2014	675,000	224,775	2,999,886	904,770	23,561	174,793(6)	5,002,785
	2013	675,000	202,500	2,250,003	726,570	19,286	162,808	4,036,167
	2012	675,000	961,000	2,250,008	—	15,549	129,802	4,031,359

Tammy Romo Senior Vice President Finance & Chief Financial Officer	2014	426,250	103,200	666,691	384,248	—	47,604(7)	1,627,993
	2013	391,250	85,000	500,007	243,984	—	39,064	1,259,305
	2012	326,650	330,000	320,001	—	—	31,173	1,007,824

Ron Ricks Executive Vice President & Chief Legal & Regulatory Officer	2014	457,500	132,480	1,311,013	493,267	—	47,604(8)	2,441,864
	2013	440,000	116,160	1,197,003	378,893	—	39,064	2,171,120
	2012	438,525	528,000	1,197,002	—	—	31,173	2,194,700

Michael G. Van de Ven Executive Vice President & Chief Operating Officer	2014	465,000	139,500	1,325,237	498,629	—	47,604(7)	2,475,970
	2013	465,000	122,760	1,197,003	400,421	—	39,064	2,224,248
	2012	465,000	530,000	1,197,002	—	—	31,173	2,223,175

Robert E. Jordan Executive Vice President & Chief Commercial Officer	2014	465,000	123,876	1,325,237	498,629	—	47,604(8)	2,460,346
	2013	465,000	111,600	1,197,003	400,421	—	39,064	2,213,088
	2012	458,525	500,000	1,197,002	—	—	31,173	2,186,700

(1)	Salaries were approved effective as of February 1 of each year. Messrs. Kelly and Van de Ven did not receive salary adjustments for 2014, 2013, or 2012. Mr. Jordan did not receive a salary adjustment for 2014 or 2013. Mr. Ricks did not receive a salary adjustment for 2013. Differences between the 2012 and 2013 salaries reported for Messrs. Ricks and Jordan reflect the fact that their 2012 salary adjustments did not take effect until February 1, 2012.
(2)	In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity incentive plan compensation earned with respect to such year, whether or not actually paid in such year.
(3)	Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the values for fiscal 2014 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. With respect to the grants of performance-based RSUs, at the maximum number, the value for Mr. Kelly would be $1,499,781; for Ms. Romo $333,396; for Mr. Ricks $228,026; for Mr. Van de Ven $256,474; and for Mr. Jordan $256,474.
(4)	Amounts consist of short-term incentive compensation awarded based upon performance measures and targets established pursuant to the Company’s Senior Executive Short Term Incentive Plan. This plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis.”
(5)	Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation agreement between the Company and Mr. Kelly. Mr. Kelly’s deferred compensation agreement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2014.”
(6)

Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $23,000; (ii) a Company contribution of $11,500 to be made to the Company’s profit sharing plan in 2015, but that was earned with respect to 2014; and (iii) a Company contribution of $140,293 to be made to Mr. Kelly’s individual deferred compensation arrangement in 2015, but that was earned with respect to fiscal 2014, in accordance with the terms of Mr. Kelly’s February 2011 letter agreement with the Company.
(7)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $23,000; (ii) a Company contribution of $11,500 to be made to the Company’s profit sharing plan in 2015, but that was earned with respect to 2014; and (iii) a cash amount of $13,104 (to be paid directly to the named executive officer in 2015), which amount was earned with respect to 2014 pursuant to the Company’s profit sharing plan, but that could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans.
(8)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $23,000; (ii) a Company contribution of $11,500 to be made to the Company’s profit sharing plan in 2015, but that was earned with respect to 2014; and (iii) a Company contribution of $13,104 to be made to the Company’s excess benefit plan on behalf of the named executive officer in 2015, which amount was earned with respect to 2014 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2014.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus/non-equity incentive plan compensation in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary C. Kelly	—	N/A	810,000	1,215,000	—	—	—	—	—
	5/14/2014	—	—	—	N/A	30,104	60,208	—	749,891
	5/14/2014	—	—	—	—	—	—	90,325	2,249,996
Tammy Romo	—	N/A	344,000	516,000	—	—	—	—	—
	5/14/2014	—	—	—	N/A	6,692	13,384	—	166,698
	5/14/2014	—	—	—	—	—	—	20,072	499,994
Ron Ricks	—	N/A	441,600	662,400	—	—	—	—	—
	5/14/2014	—	—	—	N/A	4,577	9,154	—	114,013
	5/14/2014	—	—	—	—	—	—	48,053	1,197,000
Michael G. Van de Ven	—	N/A	446,400	669,600	—	—	—	—	—
	5/14/2014	—	—	—	N/A	5,148	10,296	—	128,237
	5/14/2014	—	—	—	—	—	—	48,053	1,197,000
Robert E. Jordan	—	N/A	446,400	669,600	—	—	—	—	—
	5/14/2014	—	—	—	N/A	5,148	10,296	—	128,237
	5/14/2014	—	—	—	—	—	—	48,053	1,197,000

(1)	These columns show the potential value of the annual cash incentive payout under the Company’s Senior Executive Short Term Incentive Plan for each named executive officer based on achievement at threshold, target, and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the award, beginning at zero percent of the target payout, was interpolated between performance targets only after a minimum performance level was achieved. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(2)	The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period January 1, 2014 to December 31, 2016 (the “Performance Period”). The performance-based RSUs vest on May 14, 2017 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of ROIC targets. The percentage of performance-based RSUs vesting will be interpolated between ROIC performance targets only after a minimum ROIC performance level has been achieved as follows: (i) if the ROIC in the Performance Period is 12.0% or less, zero percent of the performance-based RSUs granted will vest; (ii) if the ROIC in the Performance Period is 15.0%, one hundred percent of the performance-based RSUs granted will vest; and (iii) if the ROIC in the Performance Period is 20.0% or greater, two hundred percent of the performance-based RSUs granted will vest. “ROIC (pre-tax)” means Adjusted Operating Income divided by Adjusted Average Invested Capital. “Adjusted Operating Income” means Operating Income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP) as adjusted to reflect the impact to Operating Income from (a) fuel contracts (net), (b) AirTran acquisition and integration costs, (c) aircraft leases (net), and (d) fuel hedge premium expense. “Average Invested Capital” is an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. ROIC for the Performance Period will be the average of the ROIC over the three full fiscal years within the Performance Period. The Company does not pay dividends on unvested performance-based RSUs.
(3)	The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and will vest with respect to one-third of the shares covered thereby annually, beginning on May 14, 2015, the first anniversary of the date of grant. The Company does not pay dividends on unvested RSUs.
(4)	The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the values for fiscal 2014 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table provides information with respect to stock options and RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2014. Stock options and RSUs (including performance-based RSUs) are the only types of equity awards that have been granted to the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary C. Kelly	100,000	—	6.75	02/01/2019	286,279	(4)	12,115,327	60,208	2,548,003

Tammy Romo	—	—	—	—	56,309	(5)	2,382,997	13,384	566.411
		—
Ron Ricks	—	—	—	—	152,300	(6)	6,445,336	9,154	387,397
		—
Michael G. Van de Ven	593	—	16.18	11/17/2015	152,300	(6)	6,445,336	10,296	435,727
		—
Robert E. Jordan	—	—		—	152,300	(6)	6,445,336	10,296	435,727

(1)	The awards consist of RSUs that are settleable in shares of common stock.
(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $42.32, which was the closing price per share of the Company’s common stock on December 31, 2014, on the NYSE.
(3)	The awards consist of performance-based RSUs that are settleable in shares of common stock that were granted on May 14, 2014, with respect to the performance period from January 1, 2014 to December 31, 2016. In accordance with SEC rules, the amount represents the maximum number of performance-based RSUs that may vest on the May 14, 2017 vesting date. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the May 14, 2017 vesting date will be determined based on the achievement of ROIC targets during the applicable performance period.
(4)	Of these RSUs (i) 30,109 will vest on May 14, 2015; (ii) 52,301 will vest on May 15, 2015; (iii) 91,352 will vest on May 16, 2015; (iv) 30,108 will vest on May 14, 2016; (v) 52,301 will vest on May 15, 2016; and (vi) 30,108 will vest on May 14, 2017.
(5)	Of these RSUs (i) 6,691 will vest on May 14, 2015; (ii) 11,623 will vest on May 15, 2015; (iii) 12,992 will vest on May 16, 2015; (iv) 6,691 will vest on May 14, 2016; (v) 11,622 will vest on May 15, 2016; and (vi) 6,690 will vest on May 14, 2017.
(6)	Of these RSUs (i) 16,018 will vest on May 14, 2015; (ii) 27,824 will vest on May 15, 2015; (iii) 48,599 will vest on May 16, 2015; (iv) 16,018 will vest on May 14, 2016; (v) 27,824 will vest on May 15, 2016; and (vi) 16,017 will vest on May 14, 2017.

Option Exercises and Stock Vested During Fiscal 2014

The following table provides information with respect to stock options exercised by, and stock awards vested for, the named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary C. Kelly	150,000	1,333,500	193,654	4,773,670
Tammy Romo	55,685	851,224	28,615	705,959
Ron Ricks	280,784	6,047,572	102,424	2,524,828
Michael G. Van de Ven	103,657	1,480,536	107,424	2,647,878
Robert E. Jordan	49,420	366,830	102,424	2,524,828

(1)	Calculated by determining the difference between the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.
(2)	Calculated by multiplying the number of shares acquired upon the May 15, 2014, May 16, 2014, and May 18, 2014, vesting of RSUs by $24.76, $24.61, and $24.61, respectively, the closing prices of the Company’s common stock on the respective dates of vesting (or, where vesting did not occur on a trading day, the last trading day prior to vesting).

Nonqualified Deferred Compensation in Fiscal 2014

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plans provide for a Company match on Employee contributions, and the profit sharing plan provides for an annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by the Internal Revenue Code. Employee contributions to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts by making a timely deferral election under the excess benefit plan. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. The excess benefit plan currently allows participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points and (ii) the Vanguard Institutional Standard & Poor’s 500 Index Fund. During fiscal 2014, the Citibank 90 Day Treasury Bill Index option earned a rate of return equal to 2.03 percent, and the Vanguard Institutional Index Fund option earned a rate of return equal to 13.65 percent. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later. The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2014.

		Nonqualified Deferred Compensation for Fiscal 2014
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2014 ($)
Gary C. Kelly	Letter Agreement	—	140,293(1)	47,027(2)	—	750,159	(3)(4)
	Excess Benefit Plan	—	—	1,209(5)	—	60,382	(6)
Tammy Romo	—	—	—	—	—	—
Ron Ricks	Excess Benefit Plan	—	13,104(1)	9,607(5)	—	96,912	(7)(8)
Michael G. Van de Ven	—	—	—	—	—	—
Robert E. Jordan	Excess Benefit Plan	—	13,104(1)	8,247(5)	—	85,585	(9)(10)

(1)	All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2014. This amount was earned with respect to fiscal 2014, but will not be contributed to the named executive officer’s account until 2015.

(2)	Includes the $23,561 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2014.

(3)	This includes the $140,293 reported as nonqualified deferred compensation contributions earned for 2014, but that will not be contributed to Mr. Kelly’s account until 2015. Mr. Kelly’s actual cash balance at December 31, 2014, was $609,866.

(4)	Of this amount, $420,906 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $10,938 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(8)	This includes the $13,104 reported as excess benefit plan contributions earned for 2014, but that will not be contributed to Mr. Ricks’ account until 2015. Mr. Ricks’ actual cash balance at December 31, 2014 was $83,808.

(9)	Of this amount, $7,551 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(10)	This includes the $13,104 reported as excess benefit plan contributions earned for 2014, but that will not be contributed to Mr. Jordan’s account until 2015. Mr. Jordan’s actual cash balance at December 31, 2014 was $72,481.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Mr. Kelly, Ms. Romo, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan are, and were during 2014, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s agreement.

Additionally, pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and shall otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer, Chief Financial Officer, and/or General Counsel. Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change- in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)
Gary C. Kelly	—	—	2,565,070	12,115,327
Tammy Romo	—	—	1,088,984	2,382,997
Ron Ricks	—	—	1,483,053	6,445,336
Michael G. Van de Ven	—	—	1,518,181	6,445,336
Robert E. Jordan	—	—	1,489,042	6,445,336

(1)	Represents amounts payable pursuant to the Executive Service Recognition Plan Executive Employment Agreements and assumes the triggering event took place on December 31, 2014.
(2)	Represents amounts payable with respect to the acceleration of RSUs under the 2007 Equity Plan. Also assumes the triggering event took place on December 31, 2014, and reflects the aggregate market value of unvested RSUs that would become vested under the circumstances. The aggregate market value is computed by multiplying the number of RSUs by $42.32, which was the closing price per share of the Company’s common stock on December 31, 2014, on the NYSE. In the event of the termination of a participant’s service for any reason other than as a result of death or disability, the participant’s outstanding unvested RSUs would be forfeited.

Pursuant to the terms of all of the Company’s equity incentive plans under which stock options have been granted, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new stock options for currently outstanding Company stock options, all unvested stock options then outstanding will fully vest and become exercisable in full on or before a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts shown in the table above. The Company’s equity incentive plans do not provide for acceleration of RSUs in the event of a change-in-control. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	—
Tammy Romo	—
Ron Ricks	—
Michael G. Van de Ven	—
Robert E. Jordan	—

(1)	Assumes the triggering event took place on December 31, 2014. None of the named executive officers held unvested stock options at December 31, 2014.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-

contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and, with respect to Mr. Kelly, his individual deferred compensation arrangement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2014.”

COMPENSATION OF DIRECTORS

Fiscal 2014 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
David W. Biegler	113,500	100,014	—	—	213,514
J. Veronica Biggins	92,500	100,014	—	—	192,514
Douglas H. Brooks	92,500	100,014	—	—	192,514
William H. Cunningham	124,200	100,014	—	—	224,214
John G. Denison	113,200	100,014	—	—	213,214
Nancy B. Loeffler	94,000	100,014	—	—	194,014
John T. Montford	121,000	100,014	—	—	221,014
Thomas M. Nealon	97,000	100,014	—	—	197,014
Daniel D. Villanueva	97,000	100,014	—	—	197,014

(1)	Awards consist of shares of common stock. Each of the Company’s non-Employee members of the Board received 4,015 shares of common stock on May 14, 2014. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $24.91, the closing price of the Company’s common stock on the date of the grant.
(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2014, for each of the Directors listed in the table was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Nealon — 0; Mr. Villanueva — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(3)	Prior to May 19, 2010, pursuant to the terms of the Company’s 2007 Equity Incentive Plan, non-Employee members of the Board received automatic grants of stock options upon their appointment or election to the Board. None of the Directors received option awards during 2014. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Ms. Biggins – 0; Mr. Brooks — 10,000; Dr. Cunningham — 0; Mr. Denison — 10,000; Ms. Loeffler — 0; Mr. Montford — 0; Mr. Nealon — 0; Mr. Villanueva — 0.

Directors’ cash retainer fees for Board membership and standing committees are paid on an annual basis. Board of Director and committee fees paid and to be paid to non-Employee Directors are set forth in the table below:

	July 2013 – June 2014	July 2014 – June 2015

Board of Directors:
Retainer Fee	$70,000	$70,000
Presiding Director Retainer Fee	$15,000	$15,000
In-person Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Meeting Attendance Fee Per Meeting	$1,500	$1,500

Audit Committee:
Chair Retainer Fee	$15,000	$15,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Compensation Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$5,000	$5,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Executive Committee:
Chair Retainer Fee	$5,000	$5,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,200	$7,200

During 2014, the Company provided free travel on Southwest Airlines and AirTran Airways on a reserved basis for Board members and their spouses. In addition, for 2014, Board members were provided up to 25 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes).

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2014. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

Thomas M. Nealon

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as Section 14A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2014 was reasonable and appropriate for the following reasons, among many others:

•

The named executive officers deserve to be rewarded for the Company’s 2014 financial accomplishments (including, e.g., record revenue, profit, and ROIC results) discussed above under “Compensation of Executive Officers — Compensation Discussion and Analysis — Executive Summary.”

•

The named executive officer compensation structure for 2014 reflects the Compensation Committee’s ongoing work to provide a balance between (i) compensation that is adequate for retention purposes and (ii) compensation that is appropriately linked to performance. As part of a multi-year plan designed by the Compensation Committee and its compensation consultant to accomplish this balance, in January 2013, the Compensation Committee adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan. Pursuant to this plan, the Compensation Committee tied 80 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established, multi-dimensional targets and metrics that related to financial and operational performance, as well as Customer Service accomplishments and accomplishments as an employer. In the Compensation Committee’s view, the resulting short-term incentive pay for 2014 was strongly tied to the Company’s core objectives for creating long-term Shareholder value. The named executive officers’ equity awards reflected the Compensation Committee’s continued efforts to provide an appropriate percentage of total pay in the form of equity in order to accomplish the purposes of (i) aligning a significant percentage of the named executive officers’ future compensation opportunities with the interests of other Shareholders, (ii) providing appropriate total compensation opportunities relative to market, (iii) providing a sufficient percentage of total pay at risk when combined with short-term incentive compensation, and (iv) rewarding the named executive officers for Company performance subsequent to their grants in May 2013. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and equity award determinations is provided above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Determination of 2014 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2014, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2014, none of the named executive officers was party to an employment contract with the Company.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2011 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company has decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. Therefore, the next Shareholder advisory vote to approve the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2016 Annual Meeting of Shareholders. The next required Frequency Vote is currently scheduled for the Company’s 2017 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

APPROVAL OF THE SOUTHWEST AIRLINES CO. AMENDED AND RESTATED

2007 EQUITY INCENTIVE PLAN

The Southwest Airlines Co. 2007 Equity Incentive Plan was originally approved by the Board of Directors on March 15, 2007, and by the Company’s Shareholders on May 16, 2007. The Amended and Restated 2007 Equity Incentive Plan was approved by the Board of Directors on March 18, 2010, and by the Company’s Shareholders on May 19, 2010. The Board of Directors approved further immaterial amendments to the Amended and Restated 2007 Equity Incentive Plan on July 17, 2013, and approved further amendments (as amended, the “Plan”) on March 19, 2015, subject to Shareholder approval. If approved by the Shareholders at the Annual Meeting, the Plan will become effective immediately. The following summary of the Plan should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, which is attached to this Proxy Statement as Appendix B.

Summary of the Plan

Types of Awards

The Plan provides for grants of stock options, restricted stock, restricted stock units, unrestricted shares of common stock, stock appreciation rights, and phantom shares (each, an “award”), the terms and conditions of which are described in more detail below. The Plan has been designed to allow for awards to satisfy the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code (the “Section 162(m) Exception”).

Eligibility

Any Employee, non-Employee Director, or advisor of the Company or its affiliates is eligible to participate in the Plan; however, only Employees are eligible to receive incentive stock options. As of February 28, 2015, approximately 301 Employees and nine non-Employee Directors were participating in the existing plan.

Shares Available for Issuance

The maximum number of shares of common stock that may be issued under the Plan with respect to all types of awards in the aggregate may not exceed 31.5 million (the “Plan Limit”), which is an increase of 13.5 million over the 18 million shares previously reserved for issuance under the Plan. No award may be granted under the Plan if the number of shares of common stock to be delivered in connection with such award exceeds the number of shares of common stock remaining available under the Plan minus the number of shares of common stock issuable in settlement of, or relating to, then-outstanding awards. To the extent all or a portion of an award under the Plan (a) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (b) in the case of restricted stock, is forfeited, the shares of common stock subject to the award will again be available for awards under the Plan, except that if any such shares of common stock could not again be available for awards to a particular participant under any applicable law or regulation, the shares will be available exclusively for awards to participants who are not subject to such limitation. In addition, (i) subject to the Plan’s prohibition of repricing of stock options and stock appreciation rights, awards granted on the condition precedent of surrender of outstanding awards will not count against the Plan limits until such time as the previous awards are surrendered and cancelled; and (ii) to the extent awards are granted under the Plan in substitution for awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any affiliate, any shares of common stock underlying such substitute awards will not be counted against the Plan limits, so long as the grant of the substitute awards would not otherwise require shareholder approval pursuant to the rules of any stock exchange or applicable law. The maximum number of shares of common stock with respect to which stock options, stock appreciation rights, and any other types of awards designed to satisfy the Section 162(m) Exception may be granted in the aggregate to any participant during any calendar year may not exceed one million (regardless of whether settled in cash or shares of common stock). In addition, the maximum number of shares of common stock with respect to which unrestricted shares of common stock, stock-settled phantom shares, and awards to non-Employee Directors may be granted during the term of the Plan may not exceed five percent of the Plan Limit. The share limits set forth in this paragraph are subject to adjustment, as discussed below under “Adjustments.” As of the date of this Proxy Statement, stock options, restricted stock units (including performance-based restricted stock units), and unrestricted shares of common stock have been granted under the existing plan. As of February 28, 2015, options to purchase 604,592 shares of common stock were outstanding, and 8,914,066 shares remained available for issuance under the existing plan. Unless earlier terminated by action of the Board, awards may be granted through March 18, 2025.

Administration

The Plan must be administered by the Board or by a committee appointed by the Board consisting of at least two members of the Board. The Board or committee, as applicable, will be referred to as the “committee.” With respect to any award that is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the committee must consist of at least such number of Directors as is required from time to time by such rule, and each committee member must satisfy the qualification requirements of such rule. With respect to any award that is intended to satisfy the Section 162(m) Exception, the committee must consist of at least such number of Directors as is required from time to time to satisfy such exception, and each committee member must satisfy the qualification requirements of the exception. To the extent required under the rules of any stock exchange or automated quotation system on which the Company’s common stock is listed for trading or is quoted, each member of the committee must satisfy any “independence” requirements of such exchange or quotation system. The failure of any committee member to meet the qualification requirements of Rule 16b-3 or the Section 162(m) Exception will not invalidate any actions taken or awards granted by the committee. Subject to certain limitations, including any limitations set forth in the Texas Business Organizations Code, the committee may delegate some or all of its authority under the Plan to one or more members of the committee or to one or more officers of the Company.

The committee will have the power to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan does not permit the repricing of options or stock appreciation rights or the granting of discounted awards, and no awards may be granted under the Plan after March 18, 2025.

Stock Options

A stock option is a right to purchase shares of common stock at a time and price established by the committee. Stock options granted under the Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, as determined by the committee. Subject to the express terms of the Plan, the committee has the power to determine the number and kind of stock options granted, the exercise price for the stock options, the vesting schedule applicable to the stock options (including any performance goals, if applicable), the term of the stock options, and any other terms that are not inconsistent with the purposes and provisions of the Plan that the committee may deem appropriate; provided that (i) no stock option may have a term of longer than ten years (five years in the case of an incentive stock option granted to a ten percent Shareholder), and (ii) the per share exercise price of any stock option cannot be less than 100% of the fair market value of a share of common stock on the date of grant (110% of the fair market value in the case of an incentive stock option granted to a ten percent Shareholder, as calculated pursuant to the rules of the Internal Revenue Code). The closing price of a share of the Company’s common stock on February 28, 2015, was $43.24.

Unless limited by the committee, the exercise price for an option may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of common stock; (iii) through a cashless exercise; or (iv) in any other manner permitted by the committee.

In the event of the termination of a Plan participant’s service with the Company, any of the participant’s stock options that have not vested as of the date of termination will automatically become null and void on the date of termination. The vested portion of the participant’s outstanding stock options will become null and void on the date that is earliest to occur of the following: (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of the participant’s service other than for cause; (iii) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock option agreement; and (iv) the expiration of ten years from the date of grant of the participant’s stock option.

Restricted Stock, Restricted Stock Units, and Unrestricted Shares

Restricted stock is an award of shares of common stock that is granted subject to forfeiture based on terms and conditions that are established by the committee. A restricted stock unit is a right to receive in the future, in the discretion of the committee, (i) shares of common stock, (ii) cash equal to the fair market value of shares of common stock, or (iii) a combination of shares of common stock and cash. Restricted stock and restricted stock units granted under the Plan will be subject to a vesting schedule, which may include specified performance goals or other criteria that the committee determines must be satisfied in order to remove any restrictions with respect to such award; provided that (i) in no event may restricted stock or restricted stock units with a vesting schedule based on the passing of time have (or be accelerated to have) a vesting schedule of less than three years from the date of grant and no more than 33 1/3 percent of any such award may vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event may restricted stock or restricted stock units with a vesting schedule based on the achievement of a performance measure vest (or be accelerated to vest) in under one year from the date of grant. Unless otherwise determined by the committee, in the event of the termination of a Plan participant’s service with the Company, any of the participant’s restricted stock or restricted stock units that have not vested as of the date of termination will be forfeited. Shares of restricted stock will be registered in the participant’s name or otherwise credited to the participant as of the date of grant, but will remain held by the Company for the account of the participant (and will not be transferable) until they have vested; however, a holder of restricted stock will have the right (to the extent applicable) to vote and to receive dividends or other distributions made or paid with respect to shares of common stock generally. A holder of restricted stock units will not have these rights until the units have vested and only if the units are settled in stock.

Subject to the five percent of the Plan Limit discussed above under “Shares Available for Issuance,” the committee may also grant awards of unrestricted shares of common stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

Stock Appreciation Rights

A stock appreciation right is a right to receive, in the discretion of the committee, a payment in cash or shares of common stock equal to the excess of the fair market value of a specified number of shares of common stock on the date the right is exercised over a specified exercise price. Stock appreciation rights may be granted in tandem with stock options (a “tandem stock appreciation right”) or not in tandem with stock options (a “stand-along stock appreciation right”). The committee has the power to determine the number and kind of stock appreciation rights granted, the exercise price of the stock appreciation rights, the period during which they can be exercised, any vesting schedule applicable to such stock appreciation rights (including any applicable performance goals), and any other terms that are not inconsistent with the purposes and provisions of the Plan that the committee may deem appropriate; provided that (i) no stock appreciation right may have a term of longer than ten years, and (ii) the per share exercise price of any stock appreciation right cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Payment for stock appreciation rights may be made in shares of common stock, cash equal to the fair market value of the shares of common stock subject to the stock appreciation rights, or a combination of cash and shares.

A tandem stock appreciation right will be subject to the same terms and conditions as the related stock option and will be exercisable only at such times and to such extent as the related stock option is exercisable. Each tandem stock appreciation right entitles the holder to exercise the related stock option with respect to all or a portion of the vested shares underlying the stock option, or to exercise the stock appreciation right by surrendering to the Company all or a portion of the related stock option (to the extent vested), in which case the holder will be entitled to receive an amount equal to the excess of the fair market value of the shares of common stock underlying the surrendered portion of the stock option over the aggregate stock option exercise price for such shares. The exercise of a tandem stock appreciation right will cause the immediate and automatic cancellation of its related stock option with respect to the number of shares underlying the surrendered portion of the stock option. Likewise, the exercise of the related stock option will cause the immediate and automatic cancellation of the tandem stock appreciation right with respect to the number of shares underlying the surrendered portion of the stock appreciation right.

In the event of the termination of a Plan participant’s service with the Company, any of the participant’s stock appreciation rights that have not vested as of the date of termination will automatically become null and void on the date of termination. The vested portion of the participant’s outstanding stock appreciation rights will become null and void on the date that is the earliest to occur of the following: (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of the participant’s service other than for cause; (iii) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock appreciation rights agreement; and (iv) the expiration of ten years from the date of grant of the participant’s stock appreciation rights.

Phantom Shares

A phantom share is a right granted to a participant to receive cash or shares of common stock equal to the fair market value or the appreciation in the fair market value of a share of common stock. Subject to the five percent of the Plan Limit discussed above under “Shares Available for Issuance,” the Plan empowers the committee to determine (i) the valuation date(s) on which (or over which) the value of a phantom share award will be measured and fixed; (ii) the number of phantom shares with respect to which the value is to be calculated; (iii) any vesting schedule applicable to the phantom shares, including any applicable performance goals; (iv) the effect of termination of service on a participant’s rights with respect to the phantom shares; (v) the payment date(s) applicable to the phantom shares; and (vi) any other terms the committee deems appropriate.

Performance Goals

The committee may condition the grant, vesting, and/or exercisability of any award upon the attainment of one or more performance targets related to one or more performance measures over a performance period. Awards that are not intended to satisfy the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the committee shall determine. Awards that are intended to satisfy the Section 162(m) Exception based on the satisfaction of one or more performance measures must be conditioned upon the achievement during a specified performance period of specified levels of one or more of the following measures: (1) the earnings or earnings per share of the Company; (2) the net operating margin of the Company; (3) the cash flow return on investment of the Company; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) the price of a share of Common Stock; (8) the Company’s market share; (9) the total operating revenues of the Company; (10) the economic value added; (11) the passenger revenues of the Company; (12) the operating expenses of the Company; (13) the operating expenses, excluding fuel, of the Company; (14) the operating expenses, excluding fuel and profitsharing, of the Company; (15) the net operating profit of the Company; (16) the net income margin of the Company; (17) the earnings before interest and taxes of the Company; (18) the return on assets of the Company; (19) the return on invested capital of the Company; (20) the share price growth of the Company versus a stock index; (21) the trailing price/earnings ratio of the Company; (22) the market capitalization of the Company; (23) the cash flow from operations of the Company; (24) the free cash flow of the Company; (25) the available seat miles (“ASMs”) of the Company; (26) the revenue passenger miles (“RPMs”) of the Company; (27) the load factor (RPMs divided by ASMs) of the Company; (28) the passenger revenue yield per RPM of the Company; (29) the ASMs per gallons of fuel expensed of the Company; (30) the gallons of fuel expensed per ASM of the Company; (31) the aircraft at period-end of the Company; (32) safety; (33) the U.S. Department of Transportation (“DOT”) on-time performance of the Company; (34) the Company’s DOT customer complaints;

(35) the DOT mishandled baggage rate of the Company; (36) the Company’s DOT on-time performance industry ranking; (37) the Company’s DOT customer complaints industry ranking; (38) the Company’s DOT mishandled baggage industry ranking; (39) the Company’s number of cities served; (40) any of the above in terms of year-over-year, GAAP, non-GAAP, per Employee, per ASM, or business unit of the Company as designated by the committee; or (41) any combination of the foregoing. An available seat mile is one seat (empty or full) flown one mile. A revenue passenger mile is one paying passenger flown one mile. A measure that is calculated on a “non-GAAP basis” is a measure that is adjusted (to the extent consistent with the Section 162(m) Exception) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Accounting Standards Codification Topic 815 (previously issued as Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended); (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

A performance target must be established no later than ninety days after the beginning of the applicable performance period, and (i) the outcome of the performance target must be substantially uncertain at the time the target is set, and (ii) no more than 25 percent of the overall performance period can have elapsed by such time. The committee may adjust performance measures for specified significant extraordinary items or events, to the extent consistent with the Section 162(m) Exception.

Prior to the payment of any award that has been conditioned upon achievement of a performance measure that is intended to qualify for the Section 162(m) Exception, the committee must certify whether the performance target(s) have been achieved. The committee will have the discretion to reduce any award.

Adjustments

In the event of a subdivision or consolidation of shares of the Company’s common stock or the payment of a stock dividend on the common stock without receipt of consideration by the Company, (i) the number of shares of common stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of an increase in the number of outstanding shares, be proportionately increased, and the exercise price per share (if applicable) will be proportionately reduced; and (ii) the number of shares of common stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the exercise price per share (if applicable) will be proportionately increased. In the event of any such change in the outstanding common stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the committee.

In the event the Company recapitalizes or otherwise changes its capital structure, the number and class of shares of common stock covered by an outstanding award will be adjusted so that such award will thereafter cover the number and class of shares of stock and securities to which a participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the participant had been the holder of record of the number of shares of common stock then covered by such award. If the Company is not to be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new awards for awards then outstanding under the Plan, (i) all unvested options then outstanding will be accelerated and will become exercisable in full, and all restrictions and/or performance measures with respect to any award will be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, awards will expire.

Transfer Restrictions

The rights of a participant with respect to any award will not be transferable by the participant other than by will or the laws of descent or distribution.

Amendment and Termination

The Board in its discretion may amend or terminate the Plan at any time; provided that no change in the Plan may generally be made that would impair the rights of a participant with respect to an award theretofore granted without the consent of the Participant; and provided, further, that no amendment may be made without approval of the Shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Company’s common stock is listed for trading or quoted.

Summary of Certain Federal Income Tax Consequences

The following discussion is intended as a general summary of the federal income tax consequences associated with the grant and exercise of stock options. Section 409A of the Internal Revenue Code imposes additional taxes on deferred compensation that does not comply with the requirements of such section; however, awards granted under the Plan are intended to either be exempt from or to comply with the limitations and restrictions of section 409A of the Internal Revenue Code. This summary does not purport to be complete and does not address any applicable state or local tax law.

Non-Qualified Stock Options

In general, no taxable income is realized by a participant upon the grant of a non-qualified stock option, and no deduction is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be includable in the gross income of the participant as ordinary income. The amount includable in the gross income of the participant will also be deductible by the Company. The tax basis of shares acquired by a participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the tax basis of the shares generally will be treated as a capital gain; if the amount realized is less than such tax basis, the difference will be treated as a capital loss. Any capital gain or capital loss will be long-term or short-term, depending on whether the shares have been held for more than one year; the holding period commences upon exercise of the non-qualified stock option. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

Incentive Stock Options

In general, no taxable income is realized by a participant and no deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and at least two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon a subsequent sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares acquired upon exercise of an incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the excess of the fair market value of the shares on the date of exercise over the incentive stock option exercise price (or, if less, the excess of the amount realized on the disposition over the exercise price); any further gain, or any loss, from such disposition will be taxable as a long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant.

The excess of the fair market value (at the time of exercise) of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax. Special rules for computing alternative minimum taxable income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the shares for purposes of computing alternative minimum taxable income on a subsequent sale of the shares.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

The ability of the Company to obtain a deduction for future payments under the Plan could also be limited by the golden parachute payment rules of section 280G of the Internal Revenue Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation (and an excise tax will be imposed on employees subject to the golden parachute rules who receive such excess parachute payments).

Finally, the ability of the Company to obtain a deduction for amounts paid under the Plan could be limited by Section 162(m) of the Internal Revenue Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly-traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, as discussed above, the Plan has been designed to allow for awards to satisfy the Section 162(m) Exception to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, among other requirements, the grant or vesting of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the committee (which, in the case of stock options and stock appreciation rights, is satisfied by granting such awards with an exercise price no less than the fair market value of the underlying shares on the date of grant) and described in greater detail above. Although the Plan has been drafted to satisfy the requirements for the Section 162(m) Exception, the Company may determine that it is in its best interests not to satisfy the requirements for the Section 162(m) Exception with respect to particular awards.

Prior Issuances of Options, Restricted Stock Units, and Unrestricted Shares of Common Stock under the Plan

Stock options, restricted stock units (including performance-based restricted stock units), and unrestricted shares of the Company’s common stock are the types of awards that have been granted under the existing plan. The following table sets forth certain information regarding the number of restricted stock units, performance-based restricted stock units, unrestricted shares of the Company’s common stock, and shares of the Company’s common stock subject to options received under the existing plan since inception by (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current Directors who are not executive officers as a group, (iv) each nominee for election as a Director, (v) each associate of any of the executive officers, Directors, and Director nominees; (vi) each other person who has received five percent or more of such options; and (vii) all Employees, including current officers who are not executive officers, as a group.

Name	Restricted Stock Units	Performance- Based Restricted Stock Units	Unrestricted Shares	Number of Shares Subject to Stock Options
Gary C. Kelly	878,929	54,994	—	450,000	*
Chairman of the Board, President, Chief Executive Officer, and Director Nominee
Tammy Romo	131,592	15,090	—	58,000
Senior Vice President Finance & Chief Financial Officer
Ron Ricks	462,671	13,278	—	170,000
Executive Vice President & Chief Legal & Regulatory Officer
Michael G. Van de Ven	492,516	14,004	—	165,000
Executive Vice President & Chief Operating Officer
Robert E. Jordan	461,489	12,978	—	145,000
Executive Vice President & Chief Commercial Officer
David W. Biegler	3,665	—	23,793	8,000
Director Nominee
J. Veronica Biggins	—	—	20,125	—
Director Nominee
Douglas H. Brooks	3,665	—	23,793	10,000
Director Nominee
William H. Cunningham	3,665	—	23,793	—
Director Nominee
John G. Denison	3,665	—	23,793	10,000
Director Nominee
Nancy B. Loeffler	3,665	—	23,793	—
Director Nominee
John T. Montford	3,665	—	23,793	—
Director Nominee
Thomas M. Nealon	—	—	23,793	—
Director Nominee
Daniel D. Villanueva	3,665	—	23,793	10,000
Director Nominee
All current executive officers as a group	2,758,391	122,220	—	1,093,000
All current Directors who are not executive officers as a group	25,655	—	210,469	38,000
Each associate of the above individuals	—	—	—	—
All Employees, including all current officers who are not executive officers or Directors as a group	3,311,843	259,362	—	2,638,100

*	Represents more than five percent of the options granted under the existing plan.

The benefits or amounts that will be received by or allocated to individuals in the future under the Plan are not determinable at this time.

Purposes of the Amendments

The Plan is being submitted to Shareholders for approval at this time in order to continue to satisfy the requirements of the Section 162(m) Exception discussed above under “Tax Code Limitations on Deductibility.” The material differences between the Plan and the Amended and Restated 2007 Equity Incentive Plan approved by Shareholders in 2010 (the “existing plan”) are summarized below. Appendix B reflects certain other amendments to the existing plan, none of which require the approval of the Company’s Shareholders. Shareholders should, however, carefully review Appendix B in its entirety.

•	Duration of the Plan. Awards may be granted under the Plan through March 18, 2025, while the existing plan would permit awards to be granted through March 17, 2020.

•	Shares Reserved for Issuance under the Plan. The Plan provides for a maximum of 31.5 million shares to be issued pursuant to awards under the Plan, while the existing plan limit is 18 million shares.

•

Performance Measures. In order to enable certain types of awards under the Plan to satisfy the requirements of the Section 162(m) Exception, under the existing plan, the Compensation Committee may condition the grant, vesting, and/or exercisability of any award upon the attainment of one or more performance targets related to one or more performance measures over a performance period. The Plan includes an updated list of performance measures that may be used by the Compensation Committee for this purpose, including the following new performance measures: (1) the passenger revenues of the Company; (2) the operating revenue per available seat mile (“ASM”) of the Company; (3) the operating expenses of the Company; (4) the operating expenses, excluding fuel, of the Company; (5) the operating expenses, excluding fuel and profitsharing, of the Company; (6) the net operating profit of the Company; (7) the net income margin of the Company; (8) the earnings before interest and taxes of the Company; (9) the return on assets of the Company; (10) the return on invested capital of the Company; (11) the share price growth of the Company versus a stock index; (12) the trailing price/earnings ratio of the Company; (13) the market capitalization of the Company; (14) the cash flow from operations of the Company; (15) the free cash flow of the Company; (16) the ASMs of the Company; (17) the revenue passenger miles (“RPMs”) of the Company; (18) the load factor (RPMs divided by ASMs) of the Company; (19) the passenger revenue yield per RPM of the Company; (20) the ASMs per gallons of fuel expensed of the Company; (21) the gallons of fuel expensed per ASM of the Company; (22) the aircraft at period-end of the Company; (23) safety; (24) the U.S. Department of Transportation (“DOT”) on-time performance of the Company; (25) the Company’s DOT customer complaints; (26) the DOT mishandled baggage rate of the Company; (27) the Company’s DOT on-time performance industry ranking; (28) the Company’s DOT customer complaints industry ranking; (29) the Company’s DOT mishandled baggage industry ranking; (30) the Company’s number of cities served; and (31) any of the above in terms of year-over-year, GAAP, Non-GAAP, per Employee, per ASM, or business unit of the Company as designated by the committee. An available seat mile is one seat (empty or full) flown one mile. A revenue passenger mile is one paying passenger flown one mile.

The Board of Directors believes these amendments are advisable and in the best interests of the Company and its Shareholders, as the increase in shares reserved for issuance under the Plan further enables the Compensation Committee’s use of equity to (i) directly align a portion of senior management’s compensation with the interests of Shareholders and (ii) improve the competitiveness and retention value of the Company’s compensation program through performance-based compensation. In addition, the inclusion in the Plan of new types of performance measures will provide the Compensation Committee with additional flexibility to determine appropriate compensation designs.

If the Plan as proposed is not approved by Shareholders no awards will be granted to any persons with respect to the additional Plan shares submitted for approval, and the requested shares will not be added to the Plan. If not approved, eligible persons will continue to be eligible to receive awards with respect to the Plan in effect prior to its amendment and restatement. Because the proposed amendment will increase the number of shares of common stock that may be issued to non-Employee Directors and executive officers of the Company, each of the non-Employee Directors and executive officers of the Company has an interest in, and may benefit from, the approval of the Plan.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2014, regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	4,523,901	(1)	$15.18	(2)	20,182,382	(3)
Equity Compensation Plans not Approved by Security Holders	30,434		$14.15		—
Total	4,554,335		$15.17	(2)	20,182,382

(1)	Includes 2,446,658 shares of common stock issuable upon exercise of outstanding stock options and 2,077,243 restricted share units settleable in shares of the Company’s common stock.

(2)	The weighted-average exercise price does not take into account the restricted share units discussed in footnote (1) above because the restricted share units do not have an exercise price upon vesting.

(3)	Of these shares, (i) 10,590,011 shares remained available for issuance under the Company’s tax-qualified employee stock purchase plan; and (ii) 9,592,371 shares remained available for issuance under the Company’s 2007 Equity Incentive Plan in connection with the exercise of stock options and stock appreciation rights, the settlement of awards of restricted stock, restricted stock units, and phantom shares, and the grant of unrestricted shares of common stock; however, no more than 685,848 shares remain available for grant in connection with awards of unrestricted shares of common stock, stock-settled phantom shares, and awards to non-Employee members of the Board. These shares are in addition to the shares reserved for issuance pursuant to outstanding awards included in column (a).

The Company has previously awarded stock options under plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and plans covering other Employees and members of the Board of Directors. None of the collective bargaining plans were required to be approved by Shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair value of the Company’s common stock on the date of grant. Neither executive officers nor members of the Company’s Board of

Directors are eligible to participate in any of the collective bargaining plans. Each of the above plans provides that the number of shares with respect to which options may be granted, the number of shares of common stock subject to an outstanding option, and the number of restricted share units granted shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on common stock, and the purchase price per share of outstanding options shall be proportionately revised.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2015. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2014 and 2013:

Year	Audit Fees (1)	Audit–Related Fees	Tax Fees(2)	All Other Fees		Total Fees
2014	$2,157,200	$—	$45,000	$2,089	(3)	$2,204,289
2013	$1,863,900	$—	$51,400	$33,371	(4)	$1,948,671

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes services for tax compliance, tax advice, and tax planning.

(3)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

(4)	Consists of fees for other permitted advisory services and products, including Dodd-Frank advisory services and Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2014 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2016 Annual Meeting of Shareholders, the proposal must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2016 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal between February 13, 2016 and March 14, 2016, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2016 Annual Meeting of Shareholders must forward such proposal to the Corporate Secretary of the Company, at the address indicated on the first page of this Proxy Statement, so that the Corporate Secretary receives it no later than December 8, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for Shareholders who wish to address the meeting. Only Shareholders as of the record date for the meeting or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may exercise broad discretion in recognizing Shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also exercise broad discretion regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all Shareholders. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this Proxy Statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 6, 2015

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 11, 2015.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

APPENDIX B

SOUTHWEST AIRLINES CO.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

I. PURPOSE

The purpose of the SOUTHWEST AIRLINES CO. AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN is to benefit and advance the interests of the Company and its shareholders by (i) attracting and retaining highly-qualified key Employees, Directors, and Advisors for the Company and its Affiliates; (ii) providing additional incentives to such individuals to contribute to the long-term success of the Company; and (iii) further aligning the interests of such individuals with those of the Company’s shareholders.

This plan amends and restates the Southwest Airlines Co. 2007 Equity Incentive Plan, which first became effective on May 16, 2007. To the extent permitted by applicable laws, rules, or regulations, including the rules of any stock exchange or automated quotation system upon which the Company’s Common Stock is listed or quoted, the Committee shall have the power, in its sole discretion, to apply any or all of the amendments effected hereby to outstanding Awards previously granted hereunder.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan, unless specifically modified by any provision of the Plan:

(a) “Advisor” means any natural person performing advisory or consulting services for the Company or any Subsidiary, with or without compensation, to whom the Company chooses to grant an Award under the Plan; provided that (i) bona fide services must be rendered by such person; and (ii) such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(c) “Agreement” means an agreement, certificate, or other documentation (in each case, whether in written, electronic, or other format) governing the grant of an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(d) “Award” means any grant of Options, Restricted Stock Awards, Restricted Stock Units, unrestricted shares of Common Stock, Stock Appreciation Rights, Phantom Shares, or any combination of any of the above granted under the Plan, whether or not granted as a Performance Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any rules and regulations promulgated thereunder.

(g) “Committee” means the committee(s) appointed by the Board to administer the Plan, in accordance with Section IV(a) of the Plan.

(h) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section XIII of the Plan.

(i) “Company” means Southwest Airlines Co., a Texas corporation.

(j) “Deductible Stock Awards” means (i) Options, (ii) Stock Appreciation Rights, and (iii) any other types of Awards designed to satisfy the Section 162(m) Exception.

(k) “Director” means an individual who is a member of the Board.

(l) “Disability” means the inability of a Participant to continue to perform services for the Company because of the sickness or injury of the Participant, as determined by the Company’s Chief Executive Officer, Chief People Officer, Chief Financial Officer, and/or General Counsel. Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a Participant’s termination of Service as a result of Disability.

(m) “Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” of a share of Common Stock on a given date means, unless otherwise determined by the Committee, the closing price of a share of Common Stock as reported by the primary national securities exchange on which such stock is listed. If no sale shall have been made on that day, unless otherwise determined by the Committee, fair market value will be determined by reference to the last preceding date on which the price of the Common Stock is reported by such exchange. In the event the Common Stock is no longer listed for trading on a national securities exchange, the Committee may designate such other market or source of data as it deems appropriate for determining such value for purposes of the Plan. Notwithstanding anything to the contrary in the foregoing, the fair market value for purposes of grants under the Plan shall be determined in a manner consistent with avoiding adverse tax consequences under Section 409A.

(p) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(q) “Non-Employee Director” means of member of the Board who is not an Employee of the Company or any of its Affiliates.

(r) “Non-Qualified Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(s) “Option” means a right granted to a Participant under Section VII of the Plan to purchase shares of Common Stock at such time and price, and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Options may be Incentive Stock Options or Non-Qualified Stock Options.

(t) “Option Termination Date” has the meaning set forth in Section VII(f) of the Plan.

(u) “Participant” means an Employee, Director, or Advisor to whom an Award has been granted under the Plan.

(v) “Performance Award” means an Award granted to a Participant that is conditioned in some manner upon the achievement of one or more of the performance measures described in Section XII of the Plan.

(w) “Phantom Share” means a right granted to a Participant pursuant to Section XI of the Plan to receive, in the discretion of the Committee, cash or shares of Common Stock equal to the Fair Market

Value or the appreciation in the Fair Market Value of a share of Common Stock, which grant is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(x) “Plan” means the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.

(y) “Plan Limit” has the meaning set forth in Section V of the Plan.

(z) “Plan Term” has the meaning set forth in Section III of the Plan.

(aa) “Restricted Stock Award” means an Award of Common Stock granted under Section VIII of the Plan that is subject to the restrictions set forth in such Section and to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(bb) “Restricted Stock Unit” means a right granted pursuant to Section IX of the Plan to receive in the future, in the discretion of the Committee, (i) a share of Common Stock; (ii) a cash payment equal to the Fair Market Value of a share of Common Stock; or (iii) a combination of Common Stock and cash, which Award is subject to such terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement.

(cc) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(dd) “Section 162(m)” means Section 162(m) of the Code.

(ee) “Section 162(m) Exception” means the exception under Section 162(m) for “qualified performance-based compensation.”

(ff) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(gg) “Service” means a Participant’s employment or service with the Company or any Affiliate of the Company, whether in the capacity of an Employee, a Director, or an Advisor. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company or any Affiliate or because of a change in entity for which services are performed; provided, however, to the extent necessary to comply with the provisions of Section 409A, a termination of Service shall mean a “separation from service” within the meaning of Section 409A.

(hh) “Stand-Alone Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

(ii) “Stock Appreciation Right” means a right granted pursuant to Section X of the Plan to receive, in the discretion of the Committee, a payment in cash or shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified exercise price, as determined in accordance with Section X of the Plan and subject to such other terms, conditions, restrictions, and contingencies as are set forth in the Plan and in the applicable Agreement. Stock Appreciation Rights may be Tandem Stock Appreciation Rights or Stand-Alone Stock Appreciation Rights.

(jj) “Subsidiary” means a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code; provided that, with respect to Awards other than Incentive Stock Options, the term “Subsidiary” shall also be deemed to include a partnership, limited liability company, or other entity in which the Company controls, directly or indirectly, a majority of the voting power or equity interests.

(kk) “Substitute Award” means an Award granted pursuant to Section XIII(d) of the Plan.

(ll) “Tandem Stock Appreciation Right” has the meaning set forth in Section X of the Plan.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan originally became effective on May 16, 2007. As amended and restated, the Plan shall become effective upon the date of its approval by the shareholders of the Company. No Awards may be granted under the Plan after March 18, 2025 (the “Plan Term”). Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of the Awards.

IV. ADMINISTRATION

(a) Composition of the Committee. The Plan shall be administered by the Board or by a committee of, and appointed by, the Board that shall be comprised of at least two members of the Board; provided that, (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such committee shall consist of at least such number of Directors as is required from time to time by Rule 16b-3, and each such committee member shall satisfy the qualification requirements of such rule; (ii) with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such committee shall consist of at least such number of Directors as is required from time to time to satisfy the Section 162(m) Exception, and each such committee member shall satisfy the qualification requirements of such exception; and (iii) to the extent required under the rules of any stock exchange or automated quotation system on which the Company’s Common Stock is listed for trading or quoted, each member of such committee shall satisfy any “independence” or other requirements of such exchange or quotation system; provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clauses (i) and/or (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. Subject to (i) the limitations set forth in this Section IV and (ii) any limitations set forth in the Texas Business Organizations Code, as well as any other laws, rules, or regulations that may apply from time to time, the Committee shall have the authority to delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company.

(b) Powers of the Committee. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine (i) the recipients of Awards; (ii) the timing of Awards; (iii) the types of Awards to be granted; (iv) the number of shares or cash amounts payable in connection with Awards; and (v) the terms, conditions, restrictions, and/or limitations applicable to each Award in accordance with the terms of the Plan. To the extent the Committee determines that restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside of the United States, the Committee will have the authority and discretion to grant Awards to Employees, Directors, and Advisors outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

Subject to the express provisions of the Plan, and to the maximum extent permitted by law, the Committee shall also have the power (i) to interpret the Plan and the Agreements issued pursuant to the Plan; (ii) to establish, amend, and rescind any rules and regulations relating to the Plan; and (iii) to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Subject to the express provisions of the Plan (e.g., relating to repricing and minimum vesting requirements), the Committee shall have the authority to amend the terms of any outstanding Award or to waive any condition or restriction applicable to any Award in any manner that is not inconsistent with the terms of the Plan; provided, however, that no amendment may materially impair the rights of the holder thereof without the holder’s consent. Notwithstanding the foregoing, subject to the limitations of applicable law, the Committee may amend the terms of any Award without the affected Participant’s consent if necessary to comply with any law, regulation, judicial decision, accounting standards, regulatory guidance, or other legal requirement, or to comply with Section 409A. All decisions, determinations, and interpretations of the Committee regarding the Plan and its administration shall be final and binding.

With respect to any restriction in the Plan, or to which any Award is subject, that is based on the requirements of Rule 16b-3, Section 422 of the Code, the Section 162(m) Exception, Section 409A, the rules of any exchange upon which the Company’s securities are listed or automated quotation system upon which the Company’s securities are quoted, or any other applicable law, rule, or restriction, to the extent that any such restriction is no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restriction and/or to waive any such restriction with respect to outstanding Awards.

(c) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Agreements as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.

V. SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section XIII of the Plan (“Recapitalization or Reorganization”), the maximum number of shares of Common Stock that may be issued under the Plan (the “Plan Limit”) with respect to all types of Awards in the aggregate shall not exceed 31.5 million (including the 18 million shares previously authorized for issuance under the Plan). Subject to the remaining provisions of this Section V, no Award may be granted if the number of shares of Common Stock to be delivered in connection with such Award exceeds the number of shares of Common Stock remaining available under the Plan minus the number of shares of Common Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to provide for appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent all or a portion of an Award under the Plan (i) expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without an issuance of shares of common stock; or (ii) in the case of Restricted Stock, is forfeited, the shares of Common Stock subject to the Award will again be available for Awards under the Plan, except that if any such shares of Common Stock could not again be available for Awards to a particular Participant under any applicable law or regulation, the shares will be available exclusively for Awards to Participants who are not subject to such limitation. Notwithstanding any provision in the Plan to the contrary, subject to adjustment in accordance with Section XIII of the Plan, (i) the maximum number of shares of Common Stock with respect to which Deductible Stock Awards may be granted in the aggregate to any Participant during any calendar year may not exceed one million (regardless of whether settled in cash or shares of Common Stock); and (ii) the maximum number of shares of Common Stock with respect to which unrestricted shares of Common Stock, stock-settled Phantom Shares, and Awards to Non-Employee Directors may be granted during the Plan Term may not exceed five percent of the Plan Limit. Any shares of Common Stock underlying Substitute Awards shall not be counted against the limits set forth in this paragraph to the extent the grant of such Substitute Awards would not otherwise require shareholder approval pursuant to the rules of any stock exchange or applicable law. Subject to the limitations set forth in Sections VII(g) and X(f) of the Plan, Awards granted on the condition precedent of surrender of outstanding Awards shall not count against the limits set forth in this Section V until such time as such previous Awards are surrendered and cancelled.

The shares of Common Stock to be offered pursuant to Awards under the Plan may be authorized but unissued shares of Common Stock, shares of Common Stock previously issued and outstanding and reacquired by the Company, or both. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. ELIGIBILITY

Awards may be granted to any Employee, Director, or Advisor; provided that Awards of Incentive Stock Options may only be granted to Employees of the Company or any parent or Subsidiary in accordance with Section VII(d) below.

VII. OPTIONS

(a) Grants of Options. The Committee may from time to time grant Options on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Option Term. The term of each Option shall be as specified by the Committee, but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Options. Options shall be exercisable in whole or in such installments and at such times as are determined by the Committee.

(d) Special Limitations on Incentive Stock Options. The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options shall be 31.5 million (including the 18 million shares previously authorized for issuance under the Plan), subject to the following limitations. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or Subsidiary at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and/or Subsidiary exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of its parent and/or Subsidiaries, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(e) Option Exercise Price and Payment of Exercise Price. The exercise price of an Option shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. Unless limited by the Committee, the Option exercise price may be paid, to the extent permitted by applicable law, as follows: (i) in cash, check, bank draft, or money order payable to the Company; (ii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock; (iii) by delivery (including by fax, telephonic, electronic, or other means in accordance with procedures determined by the Company) to the Company or its designated agent of an irrevocable Option exercise notice together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain shares of Common Stock purchased upon exercise of an Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price for the Option (provided that, with respect to such a cashless exercise, the Option shall be deemed exercised on the date of sale of the shares of Common Stock received upon exercise); (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

(f) Rights Upon Termination of Service. Subject to Section VII(d) above (regarding Incentive Stock Options), in the event of the termination of a Participant’s Service other than as a result of death or Disability, such Participant’s Options that have not vested as of the date of termination shall automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date of termination. In the event of the termination of a Participant’s Service as a result of death or Disability, any of the Participant’s outstanding Options that have not yet vested will become fully exercisable as of the date of termination. Upon termination of Service, the vested portion of the Participant’s outstanding Options shall thereafter automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date that is the earliest to occur of the following (the “Option Termination Date”):

(i) The date of the Participant’s termination of Service for cause, including breach by the Participant of an employment agreement with the Company or an Affiliate or the Participant’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or an Affiliate;

(ii) The expiration of two years following the date of termination of a Participant’s Service other than for cause;

(iii) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide in the Participant’s Option Agreement; and

(iv) The expiration of ten years from the date of grant of such Option.

Upon the occurrence of any event described in this Section VII(f), any Participant (or any person who has acquired the right to exercise the Participant’s Options by will or the laws of descent and distribution or intestacy) who desires to exercise an Option prior to the Option Termination Date shall be required to provide notice of exercise prior to the close of trading on the New York Stock Exchange on the Option Termination Date.

(g) Restrictions on Repricing of Options. Subject to Section XIII of the Plan (“Recapitalization or Reorganization”), unless approved by the Company’s shareholders, no Option may be repriced, replaced, re-granted through cancellation, or modified if the effect would be to reduce the exercise price for the shares underlying the Option.

(h) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to an unexercised Option. The Participant shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of Common Stock have been registered in the Participant’s name or otherwise credited to the Participant.

(i) Option Agreements. Options granted under the Plan shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Options granted; (ii) the date of grant; (iii) the exercise price for the Options; (iv) whether such Options are Incentive Stock Options or Non-Qualified Stock Options; (v) the period during which such Options may be exercised and any vesting schedule applicable to such Options, including any applicable performance measures (as set forth in Section XII); (vi) the effect of termination of Service on the exercisability of the Options; and (vii) any other terms that the Committee deems appropriate.

VIII. RESTRICTED STOCK AWARDS AND UNRESTRICTED STOCK GRANTS

(a) Grants of Restricted Stock. The Committee may from time to time grant shares of Restricted Stock on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, as determined by the Committee. The Committee shall establish the vesting schedule applicable to each Restricted Stock Award, provided that (i) in no event shall any Restricted Stock Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that the shares will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section XII; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Rights and Restrictions Governing Restricted Stock. Common Stock awarded pursuant to a Restricted Stock Award shall be registered in the Participant’s name or otherwise credited to the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends or other distributions with respect to shares of Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other shareholder rights, except that (i) the Participant shall not be entitled to delivery of unrestricted shares until all conditions to vesting have been satisfied; (ii) the Participant may not sell, transfer, pledge, assign, exchange, hypothecate, or otherwise encumber or dispose of the shares until all conditions to vesting have been satisfied; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock.

(d) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service other than as a result of death or Disability, any of such Participant’s shares of Restricted Stock that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination. Notwithstanding the provisions of Section VIII(b), in the event of the termination of a Participant’s Service as a result of death or Disability, any of the Participant’s outstanding shares of Restricted Stock that have not yet vested will fully vest as of the date of termination.

(f) Restricted Stock Agreements. Restricted Stock Awards granted under the Plan shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of shares of Restricted Stock granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant for such Restricted Stock; (iv) the vesting schedule applicable to such Restricted Stock, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock; and (vi) any other terms that the Committee deems appropriate.

(g) Unrestricted Stock Grants. The Committee, in its sole discretion, may grant Awards of unrestricted Common Stock in recognition of outstanding achievements and performance or for any other reason it deems appropriate.

IX. RESTRICTED STOCK UNITS

(a) Grants of Restricted Stock Units. The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock Units. The Committee shall establish the vesting schedule applicable to each Restricted Stock Unit Award; provided that (i) in no event shall any Restricted Stock Unit Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Unit Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that Restricted Stock Units will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section XII; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Settlement of Restricted Stock Units. On the date on which Restricted Stock Units vest (or at such other time or times as the Committee may provide), the holder of such Restricted Stock Units shall be entitled to receive, as determined by the Committee, one share of Common Stock for each Restricted Stock Unit that has vested, cash equal to the Fair Market Value of the shares subject to the Restricted Stock Units, or a combination of cash and shares. If Restricted Stock Units are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(d) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to outstanding Restricted Stock Units granted pursuant to this Section. The Participant shall be entitled to all of the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been issued pursuant to a Restricted Stock Unit Award and that have been registered in the Participant’s name or otherwise credited to the Participant.

(e) Rights Upon Termination of Service. Unless otherwise determined by the Committee, in the event of the termination of a Participant’s Service other that as a result of death or Disability, any of such Participant’s Restricted Stock Units that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination. Notwithstanding the provisions of Section IX(b), in the event of the termination of a Participant’s Service as a result of death or Disability, any of the Participant’s outstanding Restricted Stock Units that have not yet vested will fully vest as of the date of termination.

(f) Restricted Stock Unit Agreements. Restricted Stock Units granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant in connection with such Restricted Stock Units; (iv) the vesting schedule applicable to such Restricted Stock Units, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the vesting of the Restricted Stock Units; and (vi) any other terms that the Committee deems appropriate.

X. STOCK APPRECIATION RIGHTS

(a) Grants of Stock Appreciation Rights. The Committee may from time to time grant Stock Appreciation Rights on the terms and conditions set forth in the Plan (including achievement of performance measures) and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights in tandem with Stock Options (a “Tandem Stock Appreciation Right”) or not in tandem with Stock Options (a “Stand-Alone Stock Appreciation Right”).

(b) Term of Stock Appreciation Rights. The term of each Stock Appreciation Right shall be as specified by the Committee, but in no event shall a Stock Appreciation Right be exercisable after the expiration of ten years from the date of its grant.

(c) Exercisability of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times are determined by the Committee.

(d) Payment. A Stock Appreciation Right shall entitle the holder thereof to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price for the Stock Appreciation Right multiplied by the number of rights exercised. The exercise price of a Stock Appreciation Right shall be determined by the Committee but, subject to adjustment as provided in Section XIII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted. Payment for Stock Appreciation Rights may be made in shares of Common Stock, cash equal to the Fair Market Value of the shares subject to the Stock Appreciation Right, or a combination of cash and shares. If Stock Appreciation Rights are settled in shares, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(e) Stock Appreciation Rights Granted in Tandem with Options. If a Stock Appreciation Right is granted in tandem with an Option, such Stock Appreciation Right may be granted at the same time as, or, in the case of a Non-Qualified Stock Option, subsequent to, the time the related Option is granted. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable. A Stock Appreciation Right granted in tandem with an Option shall entitle the holder either

(i) to exercise the related Option with respect to all or a portion of the vested shares underlying such Option; or

(ii) to exercise the Stock Appreciation Right by surrendering to the Company all or a portion of the related Option (to the extent vested), in which case the holder shall be entitled to receive from the Company in exchange therefore an amount equal to the excess of the Fair Market Value of the shares of Common Stock underlying the surrendered portion of such Option (determined as of the day preceding the surrender of such Option) over the aggregate Option exercise price for such shares.

The exercise of a Tandem Stock Appreciation Right shall cause the immediate and automatic cancellation of its related Option with respect to the number of shares underlying the surrendered portion of the Option. Likewise, the exercise of the related Option shall cause the immediate and automatic cancellation of the tandem Stock Appreciation Right with respect to the number of shares underlying the surrendered portion of the Tandem Stock Appreciation Right.

(f) Rights Upon Termination of Service and Restrictions on Repricing. The provisions of Section VII(f) (relating to Termination of Service) and Section VII(g) (relating to restrictions on repricing) shall apply equally to grants of Stock Appreciation Rights.

(g) Shareholder Rights and Privileges. A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a shareholder with respect to unexercised Stock Appreciation Rights. The Participant shall be entitled to all of the privileges and rights of a shareholder only to the extent that shares of Common Stock have been issued pursuant to a Stock Appreciation Right and have been registered in the Participant’s name or otherwise credited to the Participant.

(h) Stock Appreciation Rights Agreements. Stock Appreciation Rights granted under the Plan shall be evidenced by a Stock Appreciation Rights Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Stock Appreciation Rights granted; (ii) the date of grant; (iii) the exercise price for the Stock Appreciation Rights; (iv) the period during which such Stock Appreciation Rights may be exercised and any vesting schedule applicable to such Stock Appreciation Rights, including any applicable performance measures (as set forth in Section XII); (v) the effect of termination of Service on the exercisability of the Stock Appreciations Rights; and (vi) any other terms that the Committee deems appropriate.

XI. PHANTOM SHARES

(a) Grants of Phantom Shares. The Committee may from time to time grant Phantom Shares on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from to time to time determine.

(b) Value of Phantom Shares. The value of a Phantom Share shall be determined by reference to the Fair Market Value of a share of Common Stock on a given date or over a period of time specified by the Committee. The Committee shall provide in the Agreement for one or more valuation dates on which (or over which) the value of the Phantom Shares granted pursuant to the Agreement shall be measured and fixed, and shall designate in the Agreement the number of such Phantom Shares with respect to which the value is to be calculated.

(c) Phantom Share Agreements. Phantom Shares granted under the Plan shall be evidenced by a Phantom Share Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Phantom Shares granted; (ii) the date of grant; (iii) the valuation date(s); (iv) any vesting schedule applicable to the Phantom Shares, including any applicable performance measures (as set forth in Section XII) or other restrictions or contingencies; (v) the effect of termination of Service on the Participant’s rights with respect to the Phantom Shares; (vi) the payment date(s) applicable to the Phantom Shares; and (vii) any other terms that the Committee deems appropriate.

XII. PERFORMANCE AWARDS

The grant, vesting, and/or exercisability of any Award may, in the Committee’s sole discretion, be conditioned, in whole or in part, on the attainment of performance targets related to one or more performance measures over a performance period, in which case, such Award shall constitute a Performance Award under the Plan.

(a) Performance Measures.

(i) Performance Awards that are not intended to qualify for the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee shall determine.

(ii) Performance Awards that are intended to qualify for the Section 162(m) Exception based on the satisfaction of one or more performance measures shall be conditioned upon the achievement during a specified performance period of specified levels of one or more of the measures listed below. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date on which 25 percent of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events to the extent consistent with Section 162(m). The performance measures established by the Committee may be based upon (1) the earnings or earnings per share of the Company; (2) the net operating margin of the Company; (3) the cash flow return on investment of the Company; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) the price of a share of Common Stock; (8) the Company’s market share; (9) the total operating revenues of the Company; (10) the economic value added; (11) the passenger revenues of the Company; (12) the operating expenses of the Company; (13) the operating expenses, excluding fuel, of the Company; (14) the operating expenses, excluding fuel and profitsharing, of the Company; (15) the net operating profit of the Company; (16) the net income margin of the Company; (17) the earnings before interest and taxes of the Company; (18) the return on assets of the Company; (19) the return on invested capital of the Company; (20) the share price growth of the Company versus a stock index; (21) the trailing price/earnings ratio of the Company; (22) the market capitalization of the Company; (23) the cash flow from operations of the Company; (24) the free cash flow of the Company; (25) the available seat miles (“ASMs”) of the Company; (26) the revenue passenger miles (“RPMs”) of the Company; (27) the load factor (RPMs divided by ASMs) of the Company; (28) the passenger revenue yield per RPM of the Company; (29) the ASMs per gallons of fuel expensed of the Company; (30) the gallons of fuel expensed per ASM of the Company; (31) the aircraft at period-end of the Company; (32) safety; (33) the U.S. Department of Transportation (“DOT”) on-time performance of the Company; (34) the Company’s DOT customer complaints; (35) the DOT mishandled baggage rate of the Company; (36) the Company’s DOT on-time performance industry ranking; (37) the Company’s DOT customer complaints industry ranking; (38) the Company’s DOT mishandled baggage industry ranking; (39) the Company’s number of cities served; (40) any of the above in terms of year-over-year, GAAP, non-GAAP, per Employee, per ASM, or business unit of the Company as designated by the Committee; or (41) any combination of the foregoing. An available seat mile is one seat (empty or full) flown one mile. A revenue passenger mile is one paying passenger flown one mile. A measure that is calculated on a “non-GAAP basis” is a measure that is adjusted (to the extent consistent with the Section 162(m) Exception) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the Committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Accounting Standards Codification Topic 815 (previously issued as Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended); (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

(b) Determination of Awards. To the extent the Committee intends for Awards to qualify for the Section 162(m) Exception, prior to the Participants’ receipt of shares of Common Stock (or cash, as applicable) pursuant to such Awards (or prior to receipt of the Awards themselves, if applicable), the Committee shall certify whether the performance targets and measure(s) related to such Awards have been achieved. The Committee, in its sole discretion, may provide for a reduction in a Participant’s Performance Award during the performance period.

XIII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business; (ii) any merger or consolidation of the Company or any Affiliate; (iii) any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof; (iv) the dissolution or liquidation of the Company or any Affiliate; (v) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business; or (vi) any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share (if applicable) shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share (if applicable) shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a Subsidiary of an entity other than a previously wholly-owned Subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new Awards for Awards then outstanding hereunder, (i) all unvested Options then outstanding shall be accelerated and shall become exercisable in full, and all restrictions and/or performance measures with respect to any Award shall be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, Awards shall expire.

(d) Awards and Rights in Substitution for Awards Granted by Other Employers. Awards may be granted under the Plan from time to time in substitution for Awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(e) Shareholder Action. Any adjustment provided for in the above Subsections shall be subject to any required shareholder action.

(f) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

(g) Other. Notwithstanding anything to the contrary in this Section XIII, any adjustments made pursuant to this section shall be made in conformity with Section 409A to the extent necessary to avoid its application or adverse tax consequences thereunder.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. In addition, the Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that, except as provided in Section XIII(c), no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that no amendment shall be made without approval of the shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

XV. MISCELLANEOUS

(a) No Right to An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award nor any other rights hereunder except as may be evidenced by an Award Agreement, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations with respect to any Award.

(b) No Employment/Board Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of an employment relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board or upon any Advisor any right to continue to provide services to the Company or any Affiliate.

(c) Other Laws; Withholding. By accepting any shares of Common Stock issued pursuant to an Award granted under the Plan, the Participant thereby represents and warrants to the Company that the purchase or receipt of such shares shall be for investment and not with a view to distribution; provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, or is, without such representation and warranty, exempt from registration under such Act. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Company may (i) endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred pursuant to any Award granted under this Plan; or (ii) otherwise note such restrictions with respect to Common Stock that is not certificated. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. This authority shall include the authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee, in its sole discretion, may require, as a condition to the exercise of any Option or delivery of any shares of Common Stock, that an additional amount be paid in cash equal to the amount of any taxes owed as a result of such exercise or delivery.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. No Award granted under this Plan or any right evidenced thereby shall be transferable by the Participant other than by will or the laws of descent and distribution, and any Options shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(f) Section 409A. The Plan is intended to provide compensation that is exempt from or that complies with Section 409A, and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. The Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan. To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid adverse tax consequences under Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A, the Board may adopt such amendments to the Plan and the Award or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions that the Board or the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or (ii) comply with the requirements of Section 409A.

Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of Service and the Company determines, in good faith, that immediate payment of any amounts or benefits under the Plan would cause a violation of Section 409A, then any amounts or benefits that are payable under the Plan upon the Participant’s “separation from service” within the meaning of Section 409A that (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

(g) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on May 12, 2015 (May 11, 2015 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2015 (May 11, 2015 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M86498-P60792	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTHWEST AIRLINES CO.
The Board of Directors recommends a vote “FOR” all of
the nominees listed below:
1.	Election of Directors		For	Against	Abstain
	1a.	David W. Biegler	☐	☐	☐
	1b.	J. Veronica Biggins	☐	☐	☐

The Board of Directors recommends a vote “FOR” the following proposals:

2.    Advisory vote to approve named executive officer compensation.

3.    Approval of the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan.

4.    Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015.

								For	Against	Abstain
	1c.	Douglas H. Brooks	☐	☐	☐			☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1d.	William H. Cunningham	☐	☐	☐
	1e.	John G. Denison	☐	☐	☐
	1f.	Gary C. Kelly	☐	☐	☐
	1g.	Nancy B. Loeffler	☐	☐	☐
	1h.	John T. Montford	☐	☐	☐
	1i.	Thomas M. Nealon	☐	☐	☐
	1j.	Daniel D. Villanueva	☐	☐	☐
For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 13, 2015

10:00 a.m. Central Daylight Time

Hyatt Regency Houston

1200 Louisiana Street

Houston, Texas, USA 77002

DIRECTIONS TO THE ANNUAL MEETING

Hyatt Regency Houston is located at 1200 Louisiana Street, Houston, Texas.

From Houston William P. Hobby Airport, take Interstate 45 north. Drive to Exit 45 and exit for Scott St. toward “Downtown Destinations”. Keep left at the fork in the ramp. Then keep right to take the ramp toward Dowling St./Pease St. Merge onto Gulf Freeway. Make a slight left turn onto Pease St. After several blocks, turn right on Louisiana St. The hotel is at the corner of Louisiana and Polk.

Self-parking is available at the Regency Garage, located next to the hotel, at the garage’s rates. The entrance to Regency Garage is located on Clay St. Once you are on Louisiana St., turn left on Polk. Then turn left on Smith. Turn left on Clay and enter the Regency Garage on the right. Once parked, take the elevators to the 3rd floor of the parking garage. Locate the skybridge that connects the hotel and the garage. Once you cross the skybridge, you will be entering the hotel on the 2nd floor. The Shareholder Meeting will be held in the Regency ballroom, which is located immediately to your left once you enter the hotel from the garage.

Please note the admission requirements on the front of the Proxy Statement if you plan to attend this year’s meeting in person.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

M86499-P60792

PROXY	SOUTHWEST AIRLINES CO.
2702 LOVE FIELD DRIVE
DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Ron Ricks, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas, on May 13, 2015, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2, 3, AND 4; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENABLE THE SHARES TO BE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side